Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

)
HEXION SPECIALTY CHEMICALS, INC., et al.,	)
	)	September 5, 2008
Plaintiffs-Counterclaim Defendants,	)
	)	C.A. No. 3841-VCL
v.	)
	)	Public Version
HUNTSMAN CORP.,	)
)
Defendant-Counterclaim Plaintiff.	)
)

PRE-TRIAL BRIEF OF PLAINTIFFS-COUNTERCLAIM DEFENDANTS

POTTER ANDERSON & CORROON LLP
OF COUNSEL:	Hercules Plaza 1313 North Market Street, 6th Floor

WACHTELL, LIPTON, ROSEN & KATZ
51 West 52nd Street
New York, New York 10019
Telephone: (212) 403-1000
Facsimile: (212) 403-2000

SUSMAN GODFREY LLP
Suite 5100
1000 Louisiana Houston, Texas 77002
Telephone: (713) 651-9366

SNOW CHRISTENSEN & MARTINEAU
10 Exchange Place
Salt Lake City, Utah 84111
Telephone: (801) 521-9000

Wilmington, Delaware 19801 Telephone: (302) 984-6000 Facsimile: (302) 658-1192 Attorneys for Plaintiffs-Counterclaim Defendants

September 2, 2008

TABLE OF CONTENTS

Page

Preliminary Statement			1
Statement of Facts			6
A.		The parties	6
B.		Hexion-Huntsman-Apollo hold their initial merger talks	6
C.		Hexion and Huntsman again consider a transaction and conduct due
		diligence	7
D.		Huntsman senior management shapes the presentations of divisional
		business outlooks	8
E.		Hexion prepares its own projections based upon Huntsman’s pre-signing
		forecast	10
F.		The parties negotiate a merger agreement	11
G.		Huntsman decides to accept a higher price from Hexion and assume a
		greater risk that the deal would not close	15
H.		Hexion works toward consummation of the merger	19
I.		Huntsman’s business and financial condition deteriorate between signing
		and the filing of this action	20
	1.	Huntsman’s Pigments business begins to decline immediately after
		signing	20
	2.	Huntsman’s Textile Effects business begins to decline after signing
		and drops dramatically in the first quarter of 2008	21
	3.	Huntsman’s net debt increases dramatically	22
J.		April 22, 2008	23
K.		Huntsman and its advisors at Merrill Lynch consider solvency and MAE
	issues		25
L.		Hexion conducts a more thorough analysis of solvency and consults with
		Duff & Phelps	27
M.		Hexion and Apollo lose faith in Huntsman’s management and its
		projections	29
N.		Hexion’s board retains Duff & Phelps to provide a formal solvency opinion	32

i

	O.	The meeting on Textile Effects in Everberg, Belgium			34
	P.	June 18: The Hexion board concludes that it must give Huntsman notice			34
	Q.	Huntsman’s board extends the Termination Date without any good faith
		objective basis for doing so			36
	R.	The banks consider solvency			40
	S.	Huntsman has now experienced over a year of significantly impaired
		earnings and increased net debt			40
	T.	Huntsman develops its July 25 revised projections			43
	U.	Hexion continues to work toward consummation of the merger, in the
		event it is necessary			45
Argument					46
I.	Hexion’s Liability to Huntsman is Limited to $325 Million, Even if no “Company
	Material Adverse Effect” has Occurred				46
	A.	The banks would be justified in concluding that the combined company
		would be insolvent under all three solvency tests			47
		1.	Balance sheet		49
			a.	DCF method	50
			b.	Comparable public company and comparable transaction
				methods	53
		2.	Ability to pay debts when due		54
		3.	Capital adequacy		56
		4.	There will be a financing failure		59
	B.	Hexion’s liability is limited to $325 million absent a knowing and
		intentional breach			59
	C.	Huntsman’s claims of knowing and intentional breaches of covenants are
		meritless and irrelevant			61
		1.	Hexion did not breach any of the covenants in Sections 5.12 and
			5.13		61
		2.	No “knowing and intentional” breach was committed		68
		3.	In any event, no breach of covenant caused the failure to
			consummate		70

	D.	The allegations of breach of an implied obligation of good faith and fair
		dealing are irrelevant and meritless		72
II.	Huntsman has Suffered a “Material Adverse Effect”			73
	A.	The applicable contract provisions		73
	B.	Huntsman has suffered an MAE as defined by the Merger Agreement		75
		1.	Huntsman’s underperformance is attributable to fundamental
			problems in two of Huntsman’s divisions: Pigments and Textile
			Effects	78
		2.	The increase in Huntsman’s debt has also contributed to the MAE
			in its business	79
		3.	Huntsman’s attempts to explain away the deterioration in its
			business cannot be squared with the evidence that will be adduced
			at trial	79
III.	The Termination Date under the Merger Agreement was July 4, 2008, and Will
	Not Be October 2, 2008			81
Conclusion				84

TABLE OF AUTHORITIES

Page

Cases

Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020 (Del. Ch. 2006)	71n
Anglo Am. Sec. Fund, L.P. v. S.R. Global Int’l Fund, L.P., 2006 WL 1494360 (Del.
Ch.)	70n
Associated Imports, Inc. v. ASG Indus., Inc., 1984 WL 19833 (Del. Ch.), aff’d, 497
A.2d 787 (Del. 1985)	67
AXA Corporate Solutions v. Underwriters Reins. Co., 2004 WL 2534386 (N.D. Ill.)	60n
Blackmore Partners, L.P. v. Link Energy LLC, 2005 WL 2709639 (Del. Ch.)	46n, 53n
DCV Holdings, Inc. v. ConAgra, Inc., 889 A.2d 954 (Del. 2005)	59n, 66
Fireman’s Fund Ins. Co. v. Videfreeze Corp., 540 F.2d 1171 (3d Cir. 1976), cert.
denied, 429 U.S. 1053 (1977)	45
Frontier Oil v. Holly Corp., 2005 WL 1039027 (Del. Ch.)	70n, 72n, 79n
Gower v. AIG Claim Servs., Inc., 501 F. Supp. 2d 762 (N.D. W.Va. 2007)	68
Great W. Producers Co-op v. Great W. United Corp., 613 P.2d 873 (Colo. 1980)	61n
Hennegan v. Cardiology Consultants, P.A., 2008 WL 2943397 (Del. Super. Ct.)	62
In re Doughty, 832 A.2d 724 (Del. 2003)	68
In re Hechinger Inv. Co. of Del., 327 B.R. 537 (D. Del. 2005), aff’d, 2008 WL
2083145 (3d Cir.)	50n
In re IAC/InterActive Corp., 948 A.2d 471 (Del. Ch. 2008)	61n, 70n
In re IBP, Inc.S’holders Litig. , 789 A.2d 14 (Del. Ch. 2001)	passim
In re Iridium Operating Co., 373 B.R. 283 (Bankr. S.D.N.Y. 2007)	48n, 50n
In re Kingsley, --- A.2d ---, 2008 WL 2310289 (Del. Super. Ct.)	67
In re Mekler, 669 A.2d 655 (Del. 1995)	67
In re Morse Tool, Inc., 148 B.R. 97 (Bankr. D. Mass. 1992)	55
In re O’Day Corp., 126 B.R. 370 (Bankr. D. Mass. 1991)	55
In re Prince, 85 F.3d 314 (7th Cir. 1996)	50n

In re Walt Disney Co. Derivative Litig., 907 A.2d 693 (Del. Ch. 2005), aff’d, 906
A.2d 27 (Del. 2006)	68
Johns Hopkins Univ. v. CellPro, 894 F. Supp. 819 (D. Del. 1995)	45
Katell v. Morgan Stanley Group, Inc., 1993 WL 205033 (Del. Ch.)	66
LaPoint v. AmerisourceBergen Corp., 2007 WL 2565709 (Del. Ch.), aff’d, 2008 WL
931670 (Del.)	68-69
Malone v. Brincat, 722 A.2d 5 (Del. Super. Ct. 1998)	62
Malpiede v. Towson, 780 A.2d 1075 (Del. 2001)	66
Martin v. Monumental Life Ins. Co., 240 F.3d 223 (3d Cir. 2001)	62
Mellon Bank, N.A. v. Aetna Bus. Credit, Inc., 619 F.2d 1001 (3d Cir. 1980)	46
MFS/Sun Life Trust-High Yield Series v. Van Dusen Airport Servs. Co., 910 F. Supp.
913 (S.D.N.Y. 1995)	53n
Moody v. Sec. Pac. Bus. Credit,Inc. , 971 F.2d 1056 (3d Cir. 1992)	55
Nelson v. Hull & Family Home Improvements, 2007 WL 1207173 (Del. Com. Pl.)	46
ONTI, Inc. v. Integra Bank, 751 A.2d 904 (Del. Ch. 1999)	46
Palmer v. Moffat, 2004 WL 397051 (Del. Super. Ct.)	70n
Paramount Commc’ns Inc. v. QVC Network Inc., 637 A.2d 34 (Del. 1993)	62
Peltz v. Hatten, 279 B.R. 710 (D. Del. 2002), aff’d, 60 Fed. Appx. 401 (3d Cir. 2003)	46n
Quickturn Design Sys. v. Shapiro, 721 A.2d 1281 (Del. 1998)	62
Qwest Commc’ns Int’l, Inc. v. Nat’l Union Fire Ins. Co., of Pittsburgh, 821 A.2d 323
(Del. Ch. 2002)	61n
Rhone-Poulenc v. GAF Chems., 1993 WL 125512 (Del. Ch.)	45
Shenandoah Life Ins. Co. v. Valero Energy Corp., 1988 WL 63491 (Del. Ch.)	71n
True N. Commc’ns, Inc., v. Publicis, S.A., 711 A.2d 34 (Del. Ch. 1997), aff’d, 705
A.2d 244 (Del. 1997)	59n
VFB LLC v. Campbell Soup Co., 482 F.3d 624 (3d Cir. 2007)	48n, 50n
Statutes
8 Del. C. § 102(b)(7)	67
8 Del. C. § 141(e)	60n

v

Other Authorities
BLACK’S LAW DICTIONARY (8th ed. 2004)	67-68
MODEL PENAL CODE §§ 1.13(12), 202(a)	67-68
Restatement (Second) of Contracts § 203	61n, 66

Preliminary Statement

                    When the merger between Huntsman and Hexion was negotiated, Huntsman recognized that the deal — funded entirely by debt — would be subject to the risk that the financing could fail and that Huntsman could suffer an MAE in the year or more it would take to close. Huntsman’s financial advisor, Merrill Lynch, was keenly focused on the fact that “there were two ways out of this deal that we knew and identified from the very beginning, in signing it, and only two; one was MAC of the merger agreement, the second was delivery of [the] solvency certificate” that was required by the banks with respect to the combined company. Ramsey Dep. 168. The directors were focused on this risk as well; as one wrote in an email expressing his then opposition to doing the Hexion deal, “the easiest ‘out’ for [Hexion] is the financing.” PX199 at 3.
                    But ultimately the Huntsman board reached the same conclusions that Hexion, Credit Suisse and Deutsche Bank reached: that the debt load, though high, was manageable given the business prospects of the combined company; that the $15.35 billion financing package would provide ample funds to pay Huntsman shareholders $28 per share, refinance the debt required to be redeemed on a change of control and pay the fees and expenses due at closing; and that with a $1 billion untouched revolver and the ability to defer cash interest payments on $1 billion of the borrowings, the combined company would have sufficient liquidity to weather a downturn.
                    At the same time that Merrill was assuring the board that the deal would close, the parties negotiated to allocate the risk that it could not. If a solvency certificate “reasonably satisfactory” to the banks could not be delivered, damages would be fixed at $325 million, an amount the parties considered at “the high end of precedents,” “meaningful,” and enough to “compensate” Huntsman in case the deal did not close. PX172 at 5; Evans Dep. 34. If the financing failed because Huntsman had suffered an MAE, however, Hexion would be out the $100 million it paid to fund one-half of the Basell break up fee plus its own considerable fees and expenses, but it would have no obligation to pay Huntsman anything.
                    The risks that the Huntsman board knew it was taking have now come to pass. Since July 2007, two of Huntsman’s five divisions, Pigments and Textile Effects, have essentially fallen apart. The problems at these businesses have contributed to a dramatic deterioration in Huntsman’s current financial condition and its outlook going forward. Huntsman’s current projection is that it will achieve only $854 million of 2008 EBITDA, down 34% from the $1.289 billion it forecast at the time of the deal. And while earnings have gone down, debt has gone up. In June 2007, Huntsman projected that its net debt would decrease from $3.47 billion by the end of 2007 to $2.95 billion at the end of 2008. But today, Huntsman’s net debt stands at $4.36 billion.
                    As a result of this deterioration, no reasonably satisfactory solvency certificate can be provided to the banks. The combined company simply cannot handle the debt that the deal contemplates. As Duff & Phelps has opined, the combined company fails by a wide margin all three required tests of solvency. Under the balance sheet test, which compares the value of the assets and liabilities, the combined company is insolvent by billions of dollars. Under the test for whether the combined company could pay its debts as they come due, there are not even enough funds to close the deal, let alone pay its debts in the future. And under the capital adequacy test, the combined company would not have nearly enough liquidity to run the business. The Duff analysis further means that, even assuming the funding gap is somehow closed, the combined company would land in bankruptcy. Huntsman’s response is that Duff’s detailed analysis is a sham, and that Duff agreed to jeopardize its reputation as one of the preeminent firms in its field simply to please Apollo, Hexion or their counsel; as will be shown at trial, this claim is frivolous.
                    Huntsman’s solvency expert, David Resnick of Rothschild, is not providing a solvency opinion here, has never rendered a solvency opinion to a bank, and has never even re-

viewed one on behalf of a bank. In fact, Resnick did not do a solvency analysis at all, only a “review” of the Duff & Phelps report. Resnick Dep. 104. Resnick’s “review” is predicated on a July 25 Huntsman forecast that shows a 29% increase in EBITDA for 2009 and another 23% increase in EBITDA in 2010. JX699. Huntsman’s CFO, Kimo Esplin, admitted that the July 25 projections are a “50/50” proposition. Esplin Dep. 32-33, 153-54, 413. When Huntsman’s CEO, Peter Huntsman, was asked whether he knew Huntsman prepared 50/50 budgets, he testified: “I would hope there would be a higher chance of making a budget than 50-50 . . . [because] it doesn’t sound like very good chances.” Huntsman Dep. 435. On this point, Mr. Huntsman is right: especially given Huntsman’s poor track record in meeting its projections, no bank would reasonably accept forecasts that are based on a series of optimistic assumptions as the basis for a solvency opinion that would support a $15.35 billion loan.
                    The evidence at trial will show that shortly before Resnick delivered his expert report relying upon the “50/50” forecast, Esplin, a member of Resnick’s team from Rothschild, and others spoke to David Parkin, the Huntsman executive responsible for estimating synergies. Parkin was already using a synergy estimate that vastly exceeded Hexion’s estimate of $250 million. Notwithstanding this, Rothschild and Esplin asked Parkin to “scrub the numbers again and see where the synergies were and was there — was there synergies that [he] had looked over or overlooked.” The result of the Rothschild and Esplin-induced “scrub” was a last minute, $50 million increase in EBITDA for 2009, the year that Resnick admitted was “critical” because cash flows and coverage ratios would be so tight. Parkin Dep. 124, 154; Resnick Dep. 152. No bank would accept projections so conceived.
                    A Merrill Lynch June 23, 2008 solvency analysis — one that Merrill’s lead banker, Patrick Ramsey, originally testified did not exist — further confirms that the banks would be perfectly justified in refusing to accept a solvency certificate from Huntsman’s CFO. PX616 at ML92986-91. There certainly has been no “knowing and intentional” breach that would relieve Huntsman of the agreed-upon $325 million limitation on damages. Assuming there has been no MAE, Hexion’s liability to Huntsman is limited to $325 million. See Point I, infra.
                    But as discussed in Point II and as will be proven at trial, there has been an MAE within the meaning of the Merger Agreement, and thus Hexion, which is already out $176 million in fees and expenses, should pay nothing more. Huntsman’s earnings and financial condition have declined markedly in the last year; this decline has been durationally significant; and it has been “disproportionate” “as compared to other Persons engaged in the chemical industry.” Again, one need look no further than the Merrill Lynch documents produced in response to this Court’s Order. One document compares Huntsman with the “Broader Chemicals Universe” and finds that Huntsman’s performance had declined significantly while the industry on average is up. PX656 at 8. Another Merrill document estimates that the decline in Huntsman’s earnings had reduced the value of Huntsman stock by $8.81 per share, and estimates that the increase in net debt had reduced the value of the stock by an additional $3.29 per share. This decline of $12.10 per share represents a 64% decline from the $18.90 per share price of Huntsman stock at the time the deal was signed. PX782 at 1. According to a Merrill email, when Huntsman’s management saw this analysis, “company counsel asked [Merrill] to remove [it from the board book] and speak to [it] orally.” PX635.
                    Finally, as discussed in Point III and as will be shown at trial, the Termination Date for this Merger Agreement passed on July 4. Under the Merger Agreement, the Huntsman board could only extend the Termination Date if it made a “good faith” determination that there was an “objectively reasonable probability” that closing would occur by October 2. The evidence at trial will prove that the Huntsman board did not have an “objectively reasonable” basis for making any such determination. No firm gave the Huntsman board a solvency opinion or even a solvency analysis. Indeed, no one even gave the Huntsman board the Duff & Phelps report. The directors who voted to extend the date had no informed basis for making their decision.

                    At the July 1 board meeting, Esplin addressed the question orally. He provided nothing in writing. There was a reason for that: in Esplin’s possession at the meeting was a July 1 analysis that showed that there was a $53 million “funding gap” between sources and uses and that in the first quarter of 2009, the combined company would have just $10 million of available liquidity to run a company with more than $15 billion in liabilities. Even Huntsman’s own solvency expert, Resnick, admitted that it would be reasonable for a bank to refuse to accept a solvency certificate from Esplin based on the July 1 numbers that Esplin held back from his board. Resnick Dep. 206. In light of all this, the extension of the Termination Date to October 2 is invalid and the Termination Date should be deemed July 4.

* * *

                    Finally, on the eve of trial, a group of hedge funds working with the Huntsman family made public a proposal whereby, if the conditions to the proposal are met, the hedge funds would reinvest a portion of the merger consideration (they have committed to $245 million contingent upon a total of $500 million eventually being pledged) in the combined entity in exchange for contingent value rights (“CVRs”). This is both a complicated and complex proposal, and it is unclear whether Huntsman will seek to inject it into this trial for the obvious reason that, if it does, it will be implicitly admitting that there indeed is a funding gap and a solvency issue.
                    The CVR proposal is, in any event, irrelevant to this case. Assuming that the $500 million condition will be met, it would not remotely eliminate the insolvency problem. Moreover, the Merger Agreement is clear that there is no obligation to seek or accept “Additional Financing” (there is no such term in the Merger Agreement) in the event that the financing contemplated by the Credit Suisse and Deutsche Bank commitment letter becomes unavailable.

Statement of Facts

          A.      The parties
                    Plaintiff Hexion Specialty Chemicals, Inc. (“Hexion”) is a New Jersey corporation with principal executive offices in Columbus, Ohio. Hexion is the world’s largest producer of thermosetting resins, an important ingredient in virtually all paints, coatings, glues, and other adhesives produced for consumer or industrial uses.
                    Plaintiff Apollo Management, L.P. is a private equity firm that formed Hexion in 2005 by combining three chemical companies in its portfolio. Apollo Management, through two of its private equity funds, holds an approximately 92% interest in Hexion LLC, the 100% owner of Hexion. The balance of Hexion LLC is owned by other investors, including Shell, affiliates of Goldman Sachs, affiliates of General Motors, and members of Hexion management. An Apollo Management affiliate has an agreement with Hexion pursuant to which it acts as Hexion’s business development group, advising, among other things, on major merger and acquisition opportunities and lending relationships. PX6. Various affiliates of Apollo Management and its private equity funds are also plaintiffs in this action and are referred to collectively here as “Apollo.”
                    Defendant Huntsman Corp. (“Huntsman”) is a Delaware corporation with principal executive offices in Salt Lake City, Utah. Its primary business is the global manufacture and marketing of chemical products. Since 2006, Huntsman has increased its focus on differentiated, specialty chemical products, rather than more cyclical commodity chemicals. Huntsman now operates in five primary lines of business: Polyurethanes, Advanced Materials, Textile Effects, Performance Products and Pigments.

          B.      Hexion-Huntsman-Apollo hold their initial merger talks.
                    Huntsman engaged in preliminary merger negotiations with Hexion and Apollo in the latter part of 2005 and early 2006. In that original transaction, Hexion was to merge with Huntsman’s specialty chemical business, and Huntsman’s commodity chemical business was to be spun out and acquired by Apollo. JX15 at 3. The deal foundered, however, when Huntsman missed its earnings targets and Apollo advised Huntsman that it could no longer justify the $25 per share price that Huntsman was demanding.
                    After the deal foundered, Huntsman proceeded to implement the break up that was at the heart of the initial deal. The “new Huntsman” would concentrate on differentiated, specialty products; the commodity chemicals business, which was viewed by Huntsman as more volatile and cyclical, would be sold. In announcing Huntsman’s agreement in February 2007 to sell its commodity U.S. Base Chemicals and Polymers businesses, Peter Huntsman explained that the transaction would complete Huntsman’s “transformation to a company manufacturing and marketing differentiated products” and that Huntsman would “now experience higher growth rates and much lower sensitivity to energy costs.” PX18 at 1. In a presentation to investors the next week, on February 21, Peter Huntsman added: “I believe that we have a portfolio today that is stronger, that is less cyclical, that is more diverse, that is more diverse geographically than at any time in our company’s history.” PX36 at 6.

C.      Hexion and Huntsman again consider a
          transaction and conduct due diligence.

                    With the transformation of the company essentially complete in early 2007, Huntsman again began to explore a potential sale. On May 15, Huntsman received a letter from Blackstone proposing an acquisition at $24 per share. PX4 at 20; PX56. Huntsman, through its financial advisor, Merrill Lynch, then began to contact other potential buyers, including Hexion. PX4 at 20. In response, on May 18, Apollo submitted a letter on behalf of Hexion setting forth a preliminary proposal for Hexion to acquire Huntsman at a price of $25 per share in cash. PX63. Basell AF also submitted a proposal to acquire Huntsman.
                    On June 1, Hexion and Basell each entered into a confidentiality agreement with Huntsman and began to conduct due diligence. PX97.1 To that end, on June 5 and 6, Hunts-

1 Hexion’s confidentiality agreement with Huntsman contains a New York forum selection clause, which provides that each of the parties “irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York . . . for any action,

(footnote continued)

man’s senior management made presentations to Hexion, in which they presented Huntsman as a company with five stable lines of business that could generate higher margins and produce significant growth. PX92. In the course of these due diligence meetings, Huntsman provided bidders with projections for the next five years that forecasted EBITDA increasing from $960 million in 2006, to $1.027 billion in 2007, to $1.289 billion in 2008 and, with further yearly increases, to $1.661 billion in 2011. PX86 at 2.
                    Huntsman also explained that the proceeds of its asset sales — including $794 million in proceeds from the agreed-upon sales of its U.S. Base Chemicals and Polymers businesses — would be applied to reduce debt when received in the second half of 2007. PX91 at 16; Esplin Dep. 400. While Huntsman’s net debt was $4.008 billion at the end of the first quarter of 2007, Huntsman advised that it expected its net debt to decrease to $3.47 billion by the end of 2007, and to further decrease to $2.95 billion by the end of 2008. PX140; Ans. to Am. Compl. ¶ 28.2 In its presentation delivered to prospective bidders, Huntsman showed that its current net debt was $3.1 billion on a pro forma basis, after asset sales and expected insurance proceeds. PX91 at 16; Esplin Dep. 426.

D.      Huntsman senior management shapes the
          presentations of divisional business outlooks.

                    Discovery has shown that in shaping the divisional presentations to be made to Hexion and Apollo (as well as other bidders), Huntsman senior management directed divisional representatives to present a less than candid picture of their true views. Since Huntsman’s case on the solvency issue depends in large part on the Court concluding that the banks would be un-

(footnote continued)
suit, or proceeding arising out of” the confidentiality agreement or the transactions contemplated by it. PX97 at 5-6. The parties also “agree[d] not to commence any action, suit, or proceeding relating thereto except in such courts.” Id.
2 Adjusting for payment of a $100 million termination fee to Basell, Huntsman’s net debt estimate for the end of 2008 would have been $3.05 billion. See Exhibit A hereto.

reasonable in refusing to accept a solvency certificate based on Huntsman’s July 25, 2008 forecast, the events surrounding Huntsman’s June 2007 presentations on their businesses are highly relevant. The record shows that Huntsman corporate management directed divisional management to cherry-pick in preparing the June 2007 projections, revising the forecasts prepared in the Fall of 2006 where that would lead to increases in EBITDA, but adhering to the Fall 2006 forecasts where presenting management’s actual current view would result in a decrease.
                    Pigments division management, for example, asked to be permitted to present a revised outlook that lowered the forecast for that division based on division management’s perception that there was “intense” pressure on producers. PX121. As the President of Huntsman’s Pigments business, Tom Keenan, testified: “In June 2007, the market conditions that existed during 2007 and our expectation for 2008 were different than what had been anticipated in the forecast that was developed in the latter third quarter of 2006.” Keenan Dep. 107-08. John Heskett, Huntsman’s Vice President of Investor Relations and Corporate Development, told Keenan to go with the outdated slides. Dixon Dep. 92-93; PX72 (email from Pigments divisional management to John Heskett attaching two versions of forecast, one containing “our current view” that “we’[d] like you to use,” and another that “doesn’t reflect current view of economics”); Keenan Dep. 120-21 (admitting that forecast presented to bidders was version that he did not want to use); PX235 (“we were not afforded the opportunity to provide current thinking about dated 2008–2011 forecasts for Nimbus”).
                    Pigments division management prepared slides at least disclosing that the forecasts they would be presenting dated from the Fall of 2006 and “d[id] not fully reflect current view,” but they were never shown to bidders. Compare JX79, with PX84 at 1. See also Keenan Dep. 125-26. 3 And although the documents being furnished by Huntsman affirmatively repre-

3 Huntsman representatives now claim to have orally made the disclosure that they deliberately omitted from their written materials in meetings with Hexion and Apollo. There is no written record that such a disclosure was made, and the Hexion and Apollo witnesses will testify that no such statement was ever made.

sented what was being presented as the “LV” (“latest view”), PX86; Esplin Dep. 75, Huntsman senior management made a deliberate decision not to disclose management’s true “latest view”: that the Pigments EBITDA forecast for the second half of 2007 had dropped from $67 million to $42 million, a 37% reduction. Compare PX50 at 5, with PX86 at 4. See also Esplin Dep. 109.
                    This decision to withhold the current Pigments forecast was made by Huntsman’s CFO, Esplin, Peter Huntsman, and Sam Scruggs (Huntsman’s General Counsel). Esplin Dep. 59-60, 120; Healy Dep. 112-14. Indeed, although Esplin and Peter Huntsman received an internal “flash report” containing the reduced forecast on June 14, 2007, they stripped out the forecast data when providing the report to Hexion and Apollo and concealed the fact by renumbering the pages. Esplin Dep. 682-84; PX133; PX49. An internal Huntsman email dated June 14 confirms: “Quarterly data has been deleted and pages have been renumbered” for what was sent to Hexion and Apollo. PX135. See also PX206; Esplin Dep. 96-101, 116-17. On June 18 and 23, Huntsman and Merrill Lynch again provided Hexion with documents that included the out-of-date Pigments forecast. PX140; PX806. See also Esplin Dep. 124-25.4

E.       Hexion prepares its own projections based
           upon Huntsman’s pre-signing forecast.

                    Based on the information that Huntsman did provide in due diligence, Hexion prepared its own projections of Huntsman’s earnings. Given that 2007 was half over and that Huntsman had not provided any information in due diligence to indicate any problems, Hexion’s forecast for 2007 EBITDA was very similar to the forecast Huntsman had provided: $1.001 billion, as compared to $1.027 billion. Compare PX783 at 1, with PX86 at 2. Hexion’s 2007 fore-

4 Esplin testified that it was Merrill Lynch that advised Huntsman not to provide bidders with current forecasts. Esplin Dep. 125. Merrill’s Ramsey and Andrew Martin both testified that they did not recall any such discussions. Ramsey Dep. 57-58; Martin Dep. 103-07. Martin testified that Merrill simply followed the client’s instructions about whether to provide current forecasts to bidders. Martin Dep. 103-06. See also PX205 at 2 (Huntsman providing current forecast to Merrill after asking Merrill to “confirm that these figures are not going to any of the bidders”).

cast for Huntsman’s Pigments business was also exactly the same as the forecast that Huntsman had provided: $115 million. Compare PX783 at 1, with PX86 at 3.
                    Hexion’s projections for the out years, after 2007, were lower than Huntsman’s, reflecting more conservative assumptions. Hexion still believed, however, that it was buying a company that would generate the strong and increasing earnings necessary to support the leveraged capital structure of the combined entity. Hexion’s July 2007 forecast provided to the banks projected that Huntsman’s adjusted EBITDA would increase from $1.001 billion in 2007, to $1.064 billion in 2008, with further annual increases to $1.313 billion in 2011. PX785 at 1. Hexion also forecasted, consistent with the information that Huntsman provided, that Huntsman’s net debt would decrease after signing as a result of the receipt of the $794 million in asset sale proceeds Huntsman expected to (and did) receive in the second half of 2007. Id. at 2.
                    Hexion management’s projections included a synergy estimate of $250 million. PX221 at 1. See also Carter Dep. 56. This $250 million estimate also appeared in the projections that Hexion provided to the banks. PX136 at 1. Huntsman’s management informed the board that synergies in the range of $250 million had been identified, and one of Merrill Lynch’s pre-signing models assumed $250 million of synergies. Evans Dep. 59-60; PX155 at APL120529.

F.       The parties negotiate a merger agreement.

                    Around the same time that due diligence was being conducted, Huntsman negotiated the terms and conditions of a potential deal with Hexion. Several provisions of the agreement were heavily negotiated, including Huntsman’s potential remedies in the event that Hex-ion’s debt financing for the transaction became unavailable. In its initial draft of the Merger Agreement, sent on June 8, 2007, Huntsman provided that its remedy in the event the transaction was terminated due to a breach of the financing covenants would be Hexion’s payment of a termination fee. PX98 at 52. In response, Hexion made clear that this reverse termination fee con-

stituted “liquidated damages” and was the “sole and exclusive” monetary remedy for the failure of the merger to be consummated. PX125 at 58.
                    Huntsman agreed to this cap on damages, which is set forth in Section 7.3(f) of the Merger Agreement. Huntsman proposed an exception to this cap for a “knowing and intentional breach of a representation or warranty or a knowing and intentional breach of any obligation.” PX149 at 61, 63. At Hexion’s request, this language was narrowed to “knowing and intentional breach of any covenant,” such that no breach of a representation or warranty would trigger damages in excess of the termination fee. PX104 at S&S2200. The narrower language is reflected in Section 7.2(b) of the Merger Agreement.
                    The parties also agreed to limit the availability of specific performance. In its initial draft of the Merger Agreement, Huntsman provided for a broad right to specific performance of any “covenant or obligation” contained in the agreement. PX98 at 57. Hexion resisted this broad provision, proposing that the termination fee would be Huntsman’s sole remedy in the event Hexion was obligated to pay it. PX124 at 63-64. After Huntsman rejected this proposal, Hexion proposed that specific performance would only be available for the breach of a covenant or obligation “other than the failure to consummate the Merger due solely to . . . the failure to receive the proceeds of the Financing or any Alternate Financing.” PX784 at S&S2858. See also PX159 at WLRK0701. Ultimately, in the definitive version, the parties agreed that specific performance would be available to enforce any “covenant or obligation” in the Merger Agreement, except “the Company [Huntsman] shall not be entitled to enforce specifically the obligations of Parent [Hexion] or Merger Sub to consummate the Merger.” JX1 at 66 (§ 8.11) .
                    The parties also negotiated over whether Apollo, which is not a party to the Merger Agreement, would be obligated under any circumstances to provide any additional equity for the transaction. In its initial draft of the Merger Agreement, Huntsman requested that Hexion provide both a debt commitment letter from the banks and an equity commitment letter from Apollo. PX98 at 25. Huntsman’s draft also provided that if any portion of the financing under either the debt commitment letter or the equity commitment letter became unavailable, Hexion would use reasonable best efforts to obtain “Alternate Financing” by replacing “such Commitment Letter” with a “New Commitment Letter” that provided for “at least the same amount of financing as such Commitment Letter as originally issued and on terms and conditions . . . no less favorable to [Hexion] than those included in such Commitment Letter.” Id. at 44-45. This language would have required Hexion to replace equity financing with equity, and debt financing with debt. In addition to an equity commitment letter, Huntsman requested that Apollo provide a sponsor guarantee, in which it would guarantee Hexion obligations under the Merger Agreement. Id. at 1, 27.
                    Hexion and Apollo rejected these proposals and insisted that the Apollo entities would have no obligation to provide either debt or equity financing or to guarantee Hexion’s obligations in any way. Huntsman agreed to remove these provisions from the Merger Agreement; indeed, it was Huntsman that deleted the reference to an equity commitment letter from the draft agreement. PX149 at 28 (Huntsman draft deleting reference to equity commitment letter); PX125 at APL62914, 62941 (Hexion/Apollo draft deleting reference to sponsor guarantee). See also Zaken Dep. 233. As the evidence at trial will show, by removing Hexion’s commitment to provide equity, and removing its commitment in the case of unavailability to replace equity with equity, Huntsman never suggested that Hexion nonetheless would have to find equity if the debt financing became unavailable, or to find equity to add to debt financing if that is what it would take to make debt financing available. The negotiating history of this provision thus confirms the plain meaning of the “Alternate Financing” provision in Section 5.12(c) of the Merger Agreement: that if the debt financing provided by the Commitment Letter became unavailable, Hexion would have an obligation to seek replacement debt financing.5

5 Huntsman has admitted that “Huntsman proposed that the Apollo entities provide a contractual guarantee of certain obligations of Hexion and that the Apollo entities contractually commit to invest equity to fund Hexion’s payment obligations under the Merger Agreement, and the Apollo entities declined [to] agree to such contractual undertakings.” Ans. to Am. Compl. ¶ 139.

(footnote continued)

                    In short, there is nothing in the Merger Agreement, or in the extrinsic evidence, requiring Apollo to invest new equity into the transaction or requiring Hexion to seek or accept equity (from Apollo or otherwise) in the event that any or all of the debt financing became unavailable. Instead, the parties agreed to specifically define Hexion’s obligation to seek “Alternate Financing,” a defined term, in the event that the financing contemplated by the existing debt commitment letter became unavailable. Under that provision, contained in Section 5.12(c), in the event that the “Financing” becomes unavailable, Hexion must use “reasonable best efforts” to obtain “a new financing commitment that provides for at least the same amount of financing” as the original Commitment Letter, “on terms and conditions . . . no less favorable” to Hexion than those in the original Commitment Letter. JX1 at 49 (§ 5.12(c)) .
                    The parties also negotiated the MAE definition. In its initial draft, Huntsman included exceptions from the MAE definition, including for general conditions in the chemical industry, carving out from such exceptions any “disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry in the same regions and segments as the Company.” PX98 at 9. Hexion and Apollo modified this carve-out from the exceptions in the MAE definition, eliminating the words “in the same regions and segments as the Company.” PX125 at APL62923. Huntsman accepted this change, which is reflected in Section 3.1(a)(ii) of the Merger Agreement. JX1 at 10.
                    The forum for disputes arising out of the Merger Agreement was also a major issue. Huntsman originally proposed a Delaware forum, PX98 at 55-56, but then reversed position and sought a Texas forum, apparently out of deference to one of its directors, Wayne Reaud, a famed and highly influential Texas plaintiffs’ attorney based in Beaumont, Texas. PX149 at 66-

(footnote continued)
Huntsman further admitted in its most recent Form 10-K that “while Hexion is owned by affiliates of Apollo Management, L.P., Apollo Management, L.P. is not obligated to contribute additional equity to us or Hexion in order to consummate the Merger.” PX5 at 37.

67 (June 18, 2007 Huntsman draft inserting Texas forum-selection clause). But Hexion insisted on a Delaware forum. PX164 at APL121554. Section 8.7 of the Merger Agreement thus specifies Delaware as the exclusive forum. JX1 at 64-65.

G.       Huntsman decides to accept a higher price from Hexion
           and assume a greater risk that the deal would not close.

                    On the afternoon of June 25, 2007, Apollo submitted a revised bid letter on behalf of Hexion, increasing its offer for Huntsman to $26 per share. JX164. Apollo made clear that the transaction would be financed with debt, pursuant to a Commitment Letter between Hexion and Credit Suisse and Deutsche Bank, which was also provided to Huntsman. Id. at APL121553. On the same afternoon, Basell, with whom Huntsman had also continued to negotiate, submitted a final $25.25 per share bid.
                    Although Basell’s offer was $0.75 per share lower than Hexion’s, Huntsman’s board decided to enter into a merger agreement with Basell on the evening of June 25. Huntsman agreed to Basell’s lower price after considering that a transaction with Hexion would be subject to a longer regulatory approval period and that this delay would create a greater risk that the deal would not close for any number of reasons, including a failure of the financing or an MAE. PX4 at 23; Matlin Dep. 156-57; Evans Dep. 62-63. In response, later that night, Hexion raised its proposed purchase price to $27 per share and, on June 29, increased its proposal again to $27.25 per share, with the purchase price increase to be funded entirely through additional debt. PX170; PX178. At every step of the way, Hexion made clear that the transaction would be financed with the proceeds of the Commitment Letter (along with available cash at the companies), previously provided to Huntsman, which had been amended to provide increased debt financing for the higher purchase price. PX178 at WLRK1184.
                    Basell contended in a letter to the Huntsman board that its offer was still superior to Hexion’s increased offer because it involved less antitrust risk (making it more likely to close than a transaction with Hexion, and on a faster timetable) and did not cap damages in the event of a failure to close the transaction. In its July 5 letter, Basell wrote: “Under the Hexion Pro-

posal, Huntsman shareholders will be exposed to business risks during the extended regulatory review period, including the risk that a ‘Material Adverse Effect’ will occur, affording Hexion with the ability to abandon a transaction with Huntsman at no cost to Hexion.” PX245 at HUN-12183. Basell also warned that “the extended time period necessary for regulatory review creates additional risk with respect to Hexion’s ‘committed’ financing.” Id. at HUN-12184.
                    Huntsman’s board knew that a deal with Hexion faced greater completion risk. As Huntsman disclosed in its proxy, Merrill Lynch informed the board at a July 5 meeting that it “agreed with the basic premise of the Basell letter, that the Hexion proposal would likely take more time and had more risk of completion.” PX4 at 29. See also Evans Dep. 96 (“Q. Did you agree with Basell’s assertion in that regard? A. It’s a — yes, there is a business risk. Q. And that was a risk that the directors were willing to take with respect to the Apollo transaction. Correct? A. Yes.”). Despite this risk, Huntsman’s board determined at its July 5 meeting that the Hexion proposal was superior to the Basell proposal and authorized management to provide Basell with notice of its intent to change its recommendation and to resume negotiations with Hexion.
                    Following the board’s decision, Huntsman continued to consider the completion risks of a Hexion-Huntsman merger. Huntsman director Christopher Pechock voiced strong concerns about the financial viability of a Hexion-Huntsman transaction and the risk that Hexion would walk away due to a financing failure, paying only a reverse termination fee. PX199.
                    In view of this risk, Huntsman asked for changes in the Merger Agreement and Hexion’s Commitment Letter to provide additional protection in the event that the banks failed to finance the transaction. As reflected in a contemporaneous email, on July 6, Huntsman asked Hexion (1) to add Huntsman as a third-party beneficiary of Hexion’s Commitment Letter with the banks, (2) to agree to sue the banks if they failed to fund, delivering any proceeds of that suit to Huntsman as additional compensation, on top of any termination fee owed by Hexion, and (3) to eliminate the cap on damages to permit a suit against Hexion if it failed to close the transac-

tion due to a financing failure. PX196. In the end, Hexion agreed only to a covenant to sue the banks in the event they wrongfully refused to fund. JX1 at 60-61 (§ 7.4) . Hexion refused to allow Huntsman to sue for damages beyond the termination fee in the event of a financing failure.
                    Out of further concern about the certainty of closing, Huntsman also requested that Hexion secure a separate debt commitment to fund Hexion’s $325 million reverse termination fee. Hexion secured that commitment from the banks, such that they will fund the reverse termination fee if it becomes payable, even if they are not obligated to fund the merger itself. PX2 at 2.
                    On July 8, Hexion agreed to raise its purchase price again to $28 per share to compensate Huntsman for accepting both the risk that a Hexion deal would take a longer time to close and the risk that a Hexion deal had a greater risk of not closing at all. PX203 at 1. As Huntsman director Marsha Evans testified, Hexion’s contract and the $325 million reverse termination fee “made it worthwhile to execute the deal,” and the fee would “compensate” the company “if the deal didn’t go through.” Evans Dep. 34. Merrill Lynch similarly advised Huntsman’s board that Hexion’s proposed reverse termination fee was at “the high end of precedents” and “meaningful” when it stood at only $225 million. PX803 at 4; PX172 at 5.
                    Concern remained about whether Hexion could wrongfully refuse to provide a solvency certificate to the banks prior to closing. Ramsey of Merrill Lynch testified that he had internal discussions, prior to signing, about the solvency certificate as an “area[] within the commitment papers that could detract from certainty of funding.” Ramsey Dep. 35-36. He thus asked a colleague in Merrill’s leveraged finance department whether the banks might agree to remove the solvency condition from the Commitment Letter altogether. The colleague responded that the banks would not agree. Id. at 36-37. Ramsey then raised his concern about the solvency certificate with Huntsman’s counsel, who, on July 10, asked Hexion’s counsel to amend the Commitment Letter to allow a solvency certificate from Huntsman’s CFO. Id. at 38; PX216.

                    In response to Huntsman’s request, Hexion’s counsel, Andrew Nussbaum, noted that there was no legal need for a change to the Commitment Letter, because Hexion did not have the right under the Merger Agreement to refuse to provide a solvency certificate if the combined company would, in fact, be solvent. PX216. Hexion and the banks nevertheless agreed to Huntsman’s proposed change, and the amendment was made to the Commitment Letter on July 11. PX233; PX224 at WLRK3020. The amendment left in place the requirement that the solvency certificate or opinion, regardless of who provides it, be “customary and reasonably satisfactory” to the lenders. PX224 at WLRK3020. As Credit Suisse’s representative, Malcolm Price, testified, this language imposes a substantive requirement that the certificate and supporting analysis be “reasonable and truthful,” in the banks’ judgment. Price Dep. 90-92, 96, 98-99.
                    On the evening of July 11, Basell notified Huntsman that it was reaffirming its $25.25 per share offer and would not be submitting a revised offer. On July 12, Huntsman’s board met and voted to approve the Hexion deal. As Huntsman set forth in its proxy statement, the board recognized and considered that the longer time to complete the Hexion deal subjected Huntsman to increased risk that it “could be subject to an event that could be deemed a material adverse effect . . . which would allow Hexion to refuse to consummate the merger” and to “the risk of a deterioration in the financial markets over the period of time necessary to obtain the required regulatory approvals and the possibility that Hexion [would] be unable to obtain the necessary financing proceeds, including obtaining the debt financing proceeds from its lenders.” PX4 at 36. Nevertheless, after weighing this increased completion risk due to a possible MAE or financing failure against the $2.75 per share premium to Basell’s bid, the Huntsman board approved the deal with Hexion.
                    On July 12, Hexion and Huntsman entered into the definitive Merger Agreement. PX1. The Merger Agreement attached a debt Commitment Letter, dated July 11, between Hex-ion and its financing sources, Credit Suisse and Deutsche Bank. PX2. The Commitment Letter

provides for an $8.4 billion senior secured term loan facility, $5.95 billion in notes (or a bridge loan) and a $1 billion revolving credit facility. 6
                    As reflected in the Hexion financial model generated in connection with the $28 bid, based on the more conservative assumptions that Hexion and Apollo had developed at the time, the $1 billion revolver was projected to remain essentially undrawn at all times and would therefore provide a substantial liquidity cushion. JX785 at 1. In addition, $1 billion of the funding would have a “PIK” or “Pay In Kind” feature that would allow Hexion to accrue interest payments (rather than paying them in cash) in the event that the company was under stress. PX2, Ex. B at B-4. Moreover, the Commitment Letter provided more than $600 million in excess of what Hexion and Apollo then expected to be needed to close the deal. JX785 at 1-2. Executed just before the collapse of the debt markets, the Commitment Letter provides for terms that are unattainable today.

H.       Hexion works toward consummation of the merger.

                    Following execution of the Merger Agreement, Hexion and Apollo have spent thousands of hours with the aid of numerous outside advisers and consultants preparing to complete the Merger and run the combined company. Millions of dollars have been incurred working with domestic and foreign tax advisers in global tax planning alone.
                    Senior management of Hexion and Huntsman engaged in numerous discussions and meetings to plan for integration of the two companies following closing. Hexion engaged an independent consultant, Bain, to assist with integration issues, including synergies. In their meetings with Bain, the parties used a synergy estimate of $250 million. Rouse Dep. 50. Although Bain’s work identified a “stretch target” of $397 million in synergies, JX786 at 15, Ted

6 On November 16, 2007, Hexion entered into an amendment of the Commitment Letter with Credit Suisse and Deutsche Bank to allow the banks, if necessary, to reallocate $1 billion of the term loan and the $1 billion revolving facility into a $2 billion asset based revolving credit facility. The amount that could remain unfunded and available for use after closing under the revolving facility, $1 billion,would not change. PX323.

Rouse, the Bain partner in charge of the engagement, testified that he would not use a $400 million number for planning and budgeting purposes. Rouse Dep. 159, 163-64. He placed the probability of achieving $400 million in synergies at around five percent. Rouse Dep. 95-96. The notes of Donald Stanutz, the Huntsman executive designated to be the COO of the combined company, from an integration meeting also reflect $250 million in synergies. PX756; Stanutz Dep. 215.
                    In response to mandates from antitrust authorities, Hexion also prepared to divest some of its European epoxy resin assets and hired an advisor, KeyBanc, to assist in locating potential buyers for divested assets. In view of the ongoing antitrust review process, in early 2008, Hexion announced that it would (and subsequently did) exercise its right to extend the Termination Date of the Merger Agreement from April 5 to July 4, 2008. PX787.

I.        Huntsman’s business and financial condition deteriorate
           between signing and the filing of this action.

                    After signing, Huntsman experienced a sharp increase in its debt and a sharp and unanticipated drop in its earnings. The decline in earnings is attributable in large part to declines in two of Huntsman’s divisions: Pigments and Textile Effects. Together, these lines of business were expected to account for 25% of Huntsman’s adjusted EBITDA in 2008 (14% attributable to Pigments and 11% attributable to Textile Effects). PX86 at 3. Despite its pre-signing forecasts of declining debt, and despite its receipt, as expected, of $794 million in proceeds from divestitures, Huntsman’s net debt now stands at approximately $1 billion more than was projected.

1.        Huntsman’s Pigments business begins to
           decline immediately after signing.

                    Huntsman’s Pigments division is a global manufacturer and marketer of titanium dioxide, a white pigment used to impart whiteness, brightness and opacity to products such as paints, plastics, paper, printing inks, fibers and ceramics. In the four years prior to signing, the Pigments division generated between $108 and $145 million in adjusted EBITDA each year. Id. at 3. In the first half of 2007, the Pigments business continued to generate strong earnings, re-

porting $44 million in adjusted EBITDA. JX712 at 2. The business dropped off precipitously after signing, earning only $10 million in adjusted EBITDA in the second half of the year — $32 million (or 76%) worse than the decreased forecast that Huntsman concealed from Hexion prior to signing. Compare id., with PX50 at 5. The Pigments business showed no signs of recovery in the first quarter of 2008, when it generated just $11.7 million in EBITDA — 49% worse than in the first quarter of 2007. JX712 at 2.
                    Since signing, the competitiveness of the Pigments division, as compared to other titanium dioxide producers, has also suffered. There are two manufacturing processes for the production of titanium dioxide: the sulfate process, which uses sulfuric acid, and the chloride process, which uses chlorine. Unlike its global competitors, which rely predominantly on the chloride process, the significant majority of Huntsman’s titanium dioxide production capacity relies on the sulfate process.7 In the third quarter of 2007, the prices of sulfur, which is used predominantly in the manufacture of fertilizer, and sulfuric acid began increasing dramatically and unexpectedly. 8 This price increase has had a disproportionate impact on Huntsman, due to its heavier reliance on the sulfate process. Ridd Dep. 145-46; Keenan Dep. 215-16.
                    As will be discussed below, the poor results in the Pigments division continued into the second quarter of 2008 and are expected to persist.

2.        Huntsman’s Textile Effects business begins to decline after signing and drops dramatically in the first quarter of 2008.

                    Huntsman’s Textile Effects business manufactures a range of chemical and dye products used on finished textiles. Huntsman acquired the Textile Effects business from Ciba at

7 The five major global players in the titanium dioxide market are DuPont, Tronox, Kronos, Crystal and Huntsman. Keenan Dep. 32. DuPont, which has the largest market share, relies entirely on the chloride process; the other three major players each use the chloride process for over 70% of their production capacities. PX755 at HUN-876236. Huntsman, by contrast, relies on the sulfate process for over 60% of its production capacity. Id.
8 Prior to the third quarter of 2007, sulfuric acid prices were not a major subject of discussion for Huntsman’s senior management, and they never prepared a forecast of the prices. Esplin Dep. 50.

the end of June 2006. Vermeer Dep. 9; Esplin Dep. 273. Upon acquiring the business, Huntsman undertook a restructuring effort with the goal of generating cost savings. Esplin Dep. 273. Huntsman management believes that the company has already achieved a substantial portion of the benefits expected from this restructuring. Id. at 273-74; Huntsman Dep. 356-57.
                    Prior to signing, the Textile Effects was generating strong results. In the first half of 2007, the business reported $39.8 million in adjusted EBITDA. PX712 at 2. Shortly after signing, however, results began to taper off, and the business earned only $25 million in EBITDA in the second half of the year. Id. The President of Huntsman’s Materials & Effects division testified that, based on this 2007 performance, “the textile effects business could not survive” — “some improvement had to happen in order for the textile effects business to be viable.” Hulme Dep. 98; PX441 at HUN-200105353.
                    The Textile Effects division completely collapsed in 2008, despite management’s statements that the business should now be seeing the benefits of restructuring. In the first quarter of 2008, EBITDA for Textile Effects was just $0.1 million (essentially zero), off 99% year-over-year from the first quarter of 2007. JX712 at 2. In light of these results, in June Huntsman cut its forecast of 2008 EBITDA for Textile Effects to $34 million — 77% below its pre-signing forecast of $148 million, and only about half of what the business earned last year. PX466 at 6; PX86 at 3; JX712 at 2. And as will be discussed below, the business is unlikely to meet even the revised forecast.

3.        Huntsman’s net debt increases dramatically.

                    Huntsman’s poor earnings results have been accompanied by, and in part contributed to, a major increase in the company’s net debt. Despite Huntsman’s and Hexion’s projections that Huntsman’s net debt would decline, by the end of the first quarter of 2008, Huntsman’s net debt had increased to $4.108 billion. PX425.
                    On May 20, Huntsman provided Hexion with an estimate showing that, as of April 30, Huntsman’s net debt had risen to $4.282 billion. PX528 at APL99420. On June 17,

Huntsman informed Hexion that its net debt had risen again to $4.424 billion as of May 31, a $142 increase from the April debt balance, and over $1 billion more than expected based on Huntsman’s pre-signing estimates. PX594. And as will be discussed below, Huntsman’s debt remains much higher than expected through the present.
                    Huntsman’s net debt increased dramatically and free cash flow fell precipitously leading to a significant liquidity crunch, with Huntsman burning through approximately $850 million in cash between November 2007 and May 2008. PX567. See also PX613; JX748. As operations deteriorated and raw materials prices increased, the cost of Huntsman’s inventories ballooned, and borrowings under Huntsman’s $650 million revolver facility rose from $0 at year-end 2007 to approximately $500 million in late May 2008. PX567 at 2; PX465 at 10. In response, Huntsman directed its division managers to reduce inventories, even if it meant sacrificing future EBITDA, and instituted a program to pay certain bills late to conserve cash. PX539; PX579 at HUN-647613. One Huntsman executive, Donald Stanutz, noted in an email: “At the end of May, our company’s liquidity was around 340 million dollars — a number well below where it should be for a company our size. At the rate we’re burning through cash these last 5 to 6 months, we’ll be out of money by the end of Q-3.” PX613 at 1. See also PX567 (graph showing decrease in available liquidity from November 2007 to June 2008); PX800 at 1 (June 2, 2008 email from Huntsman Senior Vice President Tom Fisher stating: “Please keep to yourself that we have a serious liquidity problem.”).

J.        April 22, 2008

                    From the signing of the Merger Agreement into early 2008, Huntsman provided Hexion with monthly “flash” reports of the company’s earnings and forecasts for the next month, monthly “management review” reports, and estimates of the company’s debt. While the decline in the results of the Pigments business was a source of concern, no alarm bells were ringing.9

9 In early March 2008, Apollo’s Advisory Board approved a transfer of the Hexion investment from Apollo Funds IV and V to Apollo Fund VI at a price of $15.32 per Hexion share. This

(footnote continued)

That changed on April 22, when Huntsman provided Hexion and Apollo with the March “flash” report that contained Huntsman’s first-quarter 2008 results, as well as a revised estimate of the company’s net debt. PX439. As noted above, this information showed not only weak earnings, but also an increase in Huntsman’s net debt to $4.108 billion, significantly higher than at signing, and higher than at the end of 2007. Id. at APL154085.
                    These first-quarter results and the increase in debt came as a surprise to Hexion and Apollo, which immediately sought to better understand Huntsman’s earnings results and increasing debt. On April 22, Hexion and Apollo requested a call with Huntsman’s CFO to discuss the first quarter results, the increase in net debt, and the situation in the Textile Effects and Pigments businesses. PX440, PX444. Over the next few days, Huntsman supplied additional information about these topics. PX444. Hexion and Apollo then had a call with Huntsman’s CFO on April 25. PX447.
                    On April 30, Joshua Harris of Apollo phoned Jon and Peter Huntsman to express concern about Huntsman’s first quarter results and the increase in its net debt. Following that conversation, Hexion and Apollo again requested additional information and meetings with Huntsman management to assist in better understanding the company’s results and financial condition. PX472 at 2. On May 6, representatives of Hexion and Apollo met with Huntsman’s Treasurer and received presentations on a number of topics, including Huntsman’s earnings forecast, the increase in net debt, working capital, trapped cash, and the Performance Products and Textile Effects businesses. PX54, PX469, PX496, PX497, PX498. Hexion also requested a

(footnote continued)
price was $3 per share lower than contemplated at the time the Merger Agreement was signed. Rucker Dep. 53; Kenney Dep. 71-72. While Huntsman has argued that the transfer price set at the beginning of March belies the claim that Huntsman has suffered an MAE, Huntsman’s own projections prove otherwise. Huntsman’s January 2008 “flash” report, released in mid-February, forecast $1.128 billion in EBITDA for the year. PX348 at 2. Today, Huntsman forecasts only $854 million in EBITDA for the year, 24% less than when the inter-fund transfer was approved.

meeting with the management of Huntsman’s Textile Effects business. Huntsman dragged its feet in scheduling this meeting, which finally took place on June 11. JX580.

K.        Huntsman and its advisors at Merrill Lynch
            consider solvency and MAE issues.

                    While Huntsman complains that Apollo and Hexion lack even a good faith concern about the solvency of the combined company and the existence of an MAE, discovery has shown that at least as early as Apollo and Hexion began focusing on solvency and MAE, Huntsman and its financial adviser, Merrill Lynch, became focused on the same issues. The facts were such that any reasonable business person would see that there was a major problem.
                    Thus, the record shows that Huntsman was well aware that the serious decline in its first-quarter 2008 earnings would cause concern for Hexion and Apollo. On April 7, the Textile Effects divisional management emailed Esplin to inform him that the business would “fall well short on forecasts.” PX789 at 1. Esplin, who forwarded the email to Peter Huntsman, noted that he “had proposed a 1 hour update for Apollo next Tuesday,” but said he would not confirm the meeting until Huntsman had “a good read on the current results and our outlook for the year.” Id. On or around April 11, Huntsman’s “flash” report for March became available internally.  On Wednesday April 16, Heskett emailed Esplin stating “Apollo is anxious for the March flash #s, Are we OK to release what came out on Friday?” PX790.
                    The answer apparently was “no,” because on April 18, Huntsman held the first of what became a series of weekly update conference calls regarding the transaction with its advisors. PX745 at 121. Huntsman involved litigation counsel in these weekly calls. PX470 at 1 (April 30 email scheduling update call with, among others, Vinson & Elkins litigators Michael Holmes and Scott Fletcher); PX542 (May 22, 2008 email scheduling update call with Messrs. Holmes and Fletcher, among others). It was not until after the first of these update calls that Huntsman, on April 22, released its first-quarter results to Hexion and Apollo. PX439.
                    Merrill Lynch also began looking at the issues of solvency and MAE prior to the May 8, 2008 meeting of Huntsman’s board. Ramsey Dep. 168-69. Thus, on May 2, Merrill

Lynch director Andrew Martin sent an email to several other Merrill bankers stating “Board wants to know what issues are around whether we’re going to run into financing problems given Clear Channel and other trouble spots.” PX477 at 1. He went on to ask his colleagues to perform an analysis of whether an MAE had occurred by comparing Huntsman’s performance to comparable companies, noting that “MAC considers whether HUN is disproportionately impacted by economy and trends in industry.” Id.
                    On May 5, Ramsey asked his group to consider whether the banks could assert that the “entity they are funding into is not solvent” and whether Hexion can “claim a mac.” PX483. Following this request, on May 6, a Merrill banker circulated a “solvency analysis” of the combined Huntsman and Hexion entity to other members of the Merrill team. PX488. The analysis showed that Huntsman was insolvent. Merrill calculated that Huntsman’s liabilities exceeded the fair value of its assets by between $202 million and nearly $4 billion using the comparable public company method, and by between $645 million and nearly $3 billion using the comparable transaction method. Id. at ML45246-48. After preparing this analysis, Merrill bankers began researching whether a company must pass all three solvency tests to be considered solvent. PX489. As one Merrill banker wrote in an email: “we look insolvent.” Id.
                    Ramsey admitted that he received a copy of the solvency analysis that showed in solvency prepared by his team. Ramsey Dep. 185-87. But he claims that he made adjustments to the analysis and “in the limited information we had . . . walked away with my view, as limited as it might have been, that there wasn’t a solvency problem.” Id. at 198-99. But Ramsey has not provided any writing reflecting such analysis and he did not recall what specific adjustments he made. Id. at 198-205.
                    Merrill, however, did make a presentation to the Huntsman board on May 8 entitled “Leveraged Finance Market Update.” One slide in the presentation — entitled “Potential Areas for Consideration” — lists the subjects “Business MAC,” “Solvency” and “Liquidity” as discussion topics. PX504 at 9. At the meeting, the board discussed whether there had been an

MAE, and Ramsey testified that a director asked Esplin whether there had been an MAE. Ram-sey Dep. 220-21. Esplin testified that he did not recall that question. Esplin Dep. 516. In advance of the meeting, management had also provided the board with a presentation that compared Huntsman’s performance in the first quarter of 2008 to comparable companies. PX455 at ML42267. The analysis showed that Huntsman’s first-quarter EBITDA was down 23% year-over-year and earnings per share was down 72% year-over-year. Id. Every other chemical company shown performed significantly better. Id. See also Esplin Dep. 207.
                    Even though “Solvency” is listed as a discussion topic, Ramsey testified that he did not recall whether the board discussed solvency at the meeting and denied that Merrill ever made any presentation on the issue, again asserting that Merrill is not an expert on solvency. Ramsey Dep. 223-24. The minutes of the meeting provide no clue of what was discussed, stating only that “representatives of Merrill Lynch . . . made a presentation regarding current financing markets.” PX505 at HUN-100007316. Plaintiffs’ repeated requests during discovery for notes made at the meeting that would shed light on what was discussed have been ignored. What is clear from all this is that, in looking at solvency and MAE before June 18, Hexion and Apollo were only doing what Huntsman itself was doing.

L.       Hexion conducts a more thorough analysis of
          solvency and consults with Duff & Phelps.

                    By April 26, Apollo reached a point in its analysis showing that there was a $400 million “hole” between the amount of funds available and the amount required to close the transaction. PX450 at 1. This hole was largely attributable to the unexpectedly high level of Huntsman’s outstanding debt (which has to be refinanced at closing). Hexion and Apollo’s first reaction was to find ways to overcome the problem; they thought about “what we can do to shrink the $400 [million] hole” and whether there were ways to “fund any shortfall.” Id.
                    On May 10, Joshua Harris of Apollo telephoned Craig Morrison, the CEO of Hexion, and told him that it was important to analyze solvency in greater depth. Morrison Dep. 188. Hexion and Apollo asked their counsel to review the situation, and counsel (Wachtell Lip-

ton) began working with the independent valuation firm Duff & Phelps, which was originally retained as a litigation consultant. Morrison Dep. 189-90, 194.
                    Huntsman has sought to portray the retention of Duff & Phelps by counsel as a bad faith “put up” job designed to find an excuse to get out of the deal. Nothing could be further from the truth. Alan Pfeiffer of Duff & Phelps, the managing director who led the consulting effort, testified that Duff was instructed from the beginning to give their honest opinion on solvency, regardless of the result:

I understood very, very clearly from the very beginning, from both Wachtell and from Apollo Hexion, that the objective of our consulting assignment was to provide objective, independent, solid advice with respect to solvency issues. And whether our answer or our advice was that the company was clearly insolvent, they wanted to hear that. Whether we felt it was clearly solvent, they wanted to hear that. Whether we felt it was a close call, they wanted to hear that. And if they felt that it was, you know, the kind of thing that can — can turn one way or another depending on a set of assumptions that are very unclear to us and, therefore, it’s difficult for us to reach a determination without those assumptions, they wanted to hear that as well. (Pfeiffer Dep. 128-29.)

                    Every Duff witness testified the same. Wisler Dep. 217-18 (“Q. Did you have an understanding one way or another as to whether Apollo or Hexion believed that the combined entity would be insolvent as a result of this [kickoff] meeting? A. No.”); Gallagher Dep. 27 (“Q. [W]as it ever referenced to you that Duff & Phelps was being retained to deliver an insolvency opinion? A. No, it was not..”); Turf Dep. 18 (“I wasn’t asked to give an opinion in that case, that this is solvent or insolvent. We were just asked to provide our conclusions. So, no one said give us an opinion that says we’re insolvent.”).
                    To facilitate Duff & Phelps’s work, Hexion provided substantial information, including the most recent financial information that it had been receiving from Huntsman over the last several months. PX414 (Huntsman April 2008 Management Review Report provided to Duff); PX415 (Huntsman April 2008 EBITDA Report provided to Duff); PX529 (Huntsman 4/30/08 Debt Estimate provided to Duff). Duff also met with Hexion and Apollo, as well as their attorneys on numerous occasions.

                    As the work progressed, Hexion became increasingly concerned that the combined company may be insolvent. The concern deepened around May 20, when Huntsman provided Hexion and Apollo with an updated debt estimate showing the company’s net debt had increased another $174 million, to $4.282 billion, in just one month. PX528. Huntsman’s April EBITDA also remained weak, particularly in Pigments and Textile Effects. PX411.

M.        Hexion and Apollo lose faith in Huntsman’s
             management and its projections.

                    By the time Duff was doing its work, Hexion and Apollo had lost confidence in Huntsman management’s ability to forecast its own business and, indeed, about the credibility of senior corporate management. Carter Dep. 211 (“I had significant concerns about Peter and Kimo because of the significant misses of numbers. So my concerns were very much around credibility.”); Morrison Dep. 206-08 (expressing belief that Huntsman set forecasts they could not meet to “give Apollo a feeling that they are still on track to hit what they had committed to Apollo and therefore to close the deal”). 10
                    Huntsman’s actual results in the period after signing have shown that the forecasts Huntsman provided during due diligence and thereafter were unreliable. In the second half of 2007, Huntsman missed the EBITDA projections that it had provided to Hexion just months earlier by $123 million, or 22%. Compare JX712 at 2, with PX86 at 4. In December 2007, Huntsman revised its forecast for 2008 downward, projecting adjusted EBITDA of $237 million in the first quarter and $1.188 billion for the year. PX339 at 4. But even this reduced forecast proved to be far too high, overestimating Huntsman’s actual earnings of $183.7 million in the first quarter by 22%. JX712.
                    Huntsman missed its forecasts by wide margins even from one month to the next. In March, for example, Huntsman missed the monthly forecast set just one month earlier by

10 Discovery has shown that Huntsman management pushed the divisions to increase their budgets for 2008 to conform to their pre-signing forecasts. PX280; PX299.

$11.7 million, or about 16%. PX386 at APL76982. In April, Huntsman missed its monthly forecast, set in March, by $11.3 million, or about 15%. PX411 at 1.
                    Huntsman’s misses on its divisional budgets were also dramatic. In June 2007, Huntsman told Hexion and Apollo that the Pigments division would earn $67 million in the second half of the year; it earned only $10 million, 85% below the disclosed forecast — and 76% below even the revised forecast that Huntsman concealed. PX86 at 4; JX712 at 2; PX50 at 5. Huntsman’s Textile Effects business also missed its forecasts badly. On March 17, 2008, just two weeks before the end of the first quarter, Huntsman provided Hexion and Apollo with a forecast of around $8 million in EBITDA in Textile Effects for the first quarter. PX361. Actual first quarter EBITDA, however, was near zero. PX712.
                    As Huntsman continued to miss forecasts in early 2008, it became apparent to Hexion and Apollo that Huntsman was not updating its forecasts for the second half of 2008 to take account of its weak first-half results. As of June, for example, Huntsman continued to forecast that the company would earn $254 million in each of the third and fourth quarters of 2008 — 38% higher than the actual results in the first quarter. PX466 at 2. Huntsman also forecast that the Textile Effects business would earn over $30 million in the second half of the year — literally 7.5 times the first half of the year. PX466 at 6. This forecast of rapid improvement seemed particularly unlikely given that, in recent years, Huntsman has earned less in the second half than in the first half of the year due to seasonality in its business. JX712 at 2. Discovery shows that even Huntsman management had doubts about their forecasts before they provided them to Hexion and Apollo. PX583 (June 12, 2008, email among Textile Effects divisional management stating that new forecast looks “rather optimistic” and that “we’d better prepare . . . Apollo . . . for a break even year”).
                    Esplin gave the reason for these dramatic misses: Huntsman does its budgeting on a “50/50” basis, meaning that there is only a 50% chance of making budget. Esplin Dep. 32-33, 153-54. And given Huntsman’s approach to the 2008 budgeting process, it is no wonder.

Managers of Huntsman’s Pigments, Textile Effects, and Performance Products divisions all testified that Peter Huntsman and Esplin pressed them to increase the EBITDA in their 2008 budgets and adopt “stretch” budgets with more optimistic assumptions. PX275; PX293; PX294; Hulme Dep. 89-93; Keenan Dep. 141-42, 154-63; Stanutz Dep. 132-38.
                    The Textile Effects division initially proposed a 2008 budget of $120 million. Upon Esplin’s request to try harder, the President of Huntsman’s Materials and Effects division, Paul Hulme, proposed an additional $0.5 million, saying “[t]o offer additional upside stretch over and above what is already in both TE and Admats would be unrealistic and to be honest, it would be irresponsible of me to mislead you and others that this could be delivered.” PX284. After Peter Huntsman pressed Hulme, noting “[a]ll of the businesses and functions contributed a decent to strong amount towards” closing the gap between the 2008 budget and the due diligence projections given to Hexion “except TE and Admats,” Hulme acquiesced. PX293. Hulme wrote back to Peter Huntsman: “in order to avoid any difficult discussions with the Board and Apollo I am prepared to accept a further stretch EBITDA target of $5.0MM for TE and $5.0MM for Ad-mats, which gives an additional $10.0 MM contribution to the overall EBITDA gap closure plan for the Corporation.” PX293.
                    The situation in the Pigments division was similar. Pigments originally adopted a “base budget” for 2008 of $100 million. It then agreed to set a $120 million “stretch budget.” PX294; Keenan Dep. 157-58. In order to close the $20 million gap, divisional management had to include, among other things, $8 million in “unidentified” savings — a practice that Keenan described as “not unusual” at Huntsman. Keenan Dep. 172-76; PX319.
                    Peter Huntsman himself acknowledged that 50% was too low of a probability for a reliable budget:

Q.	Have you ever heard the suggestion that the divisions of Huntsman were asked to prepare budgets on a 50-50 basis, such that there would be a 50 percent chance they could make the budget?

A.	No. I would hope that there would be a higher chance of making a budget than 50-50.

Q.	Why?

A.	Well, it doesn’t sound like very good chances. If somebody has a 50 per-
cent chance of receiving their bonus this year, that doesn’t seem like a very high probability.

Huntsman Dep. 435.
                    In light of the unreliability of Huntsman’s forecasts, and the Huntsman financial information it already had in hand, Hexion believed there was no necessity for Duff & Phelps to consult with Huntsman management. Hexion also believed that it had no obligation to consult with Huntsman on these matters, because Duff had been engaged to advise Hexion with respect to the solvency of the combined company for purposes of determining whether notice needed to be given under Section 5.12(b) of the Merger Agreement. Duff’s ultimate conclusion that the solvency of the combined entity was not a close question confirmed that there was no need for additional information from Huntsman. Moreover, Hexion believed that Huntsman would initiate litigation in Texas upon learning of Hexion’s concerns about the solvency of the combined company (as of course Huntsman did).
                    Duff did not believe it needed to consult Huntsman management to do its job. Duff’s witnesses were clear that Duff had information it needed to do its work in a reliable and professional manner by proceeding on that basis. Wisler Dep. 148 (“We had access to what we ultimately concluded was sufficient information to execute and discharge that responsibility in a professional manner.”); Wisler Dep. 154; Pfeiffer Dep. 111-12 (“We didn’t feel the need to speak with Huntsman in order to reach the conclusions that we reached and in order to — to do the work that we had to do to appropriately advise our client.”).

N.        Hexion’s board retains Duff & Phelps to
            provide a formal solvency opinion.

                    As the analysis proceeded, the initial reports from the Duff consulting team came in indicating that while more work was still to be done, the combined company likely would not be solvent. Pfeiffer Dep. 125-26. Coupled with information that Huntsman’s business was continuing to deteriorate, Hexion management and Apollo determined to present the issue to Hex-

ion’s board for determination of whether to engage a separate Duff & Phelps team to engage in a formal, still more thorough exercise to advise on the solvency of the combined company. That retention was made at a June 6 Hexion board meeting at which the Duff managing director in charge of the opinion team, Philip Wisler, presented Duff’s qualifications to the board. JX576 at HXN5033980.
                    In addition to Duff & Phelps, Hexion engaged pension consultants in the United States and the United Kingdom (Fiduciary Counselors and Punter Southall) to evaluate whether, in light of the significant increase in the debt load and substantial decrease in the earnings power of the merged company, Hexion would be required by pension regulators to make substantial additional contributions to underfunded pension plans prior to closing the deal. Hexion had been aware for some time that the merger might generate such pension funding obligations. In the model it provided to the banks prior to the signing of the deal, Hexion estimated $150 million in UK pension funding at closing. PX136 at 1. And the U.S. Pension Benefit Guaranty Corporation (“PBGC”) had also already expressed concerns to both Hexion and Huntsman about the transaction and its impact on the ability of the combined company to satisfy underfunded pension obligations. JX434.
                    The pension consultants concluded that the fact that the merged company would have a higher debt load and lower earnings than originally contemplated would likely trigger substantial increases in the additional pension funding needed at closing in both the US and the UK. Based on the information available and the expected financial condition of the merged company, the consultants advised Hexion that the PBGC likely would demand that Hexion contribute approximately $200 million prior to closing to satisfy its pension obligations, while in the UK, Hexion likely would have to contribute approximately $195 million at closing in order to reach a settlement with the plans’ trustees sufficient to obtain clearance from the UK Pensions Regulator. JX585 (Punter Southall opinion);JX599 (Fiduciary Counselors opinion). These pension liabilities added to the funding gap.

O.        The meeting on Textile Effects in Everberg, Belgium

                    Even as Duff & Phelps and the pension consultants were doing their work, Hexion and Apollo continued to try to understand why Huntsman’s business had fallen off so dramatically and whether they could put any credence in Huntsman’s repeated claim that recovery was just around the corner. To that end, the long-delayed meeting on the Textile Effects business took place on June 11 in Everberg, Belgium, with Peter Huntsman, Esplin, Scruggs and the senior management of the division in attendance. At that meeting, Huntsman senior management and Textile Effects divisional management made a presentation in which they forecasted EBITDA of $14 million for Textile Effects in the second quarter of 2008, a quarter that was already more than two-thirds done. JX580 at 92. They also signaled that a downward revision would be coming. Six days later, on June 17, Huntsman sent its May flash report to Hexion and Apollo revealing that Huntsman had reduced its forecast for the second quarter to just $3 million, a 79% decline in the projection just six days after it was delivered. PX591 at HUN-200045908. Huntsman also cut its full-year projection for Textile Effects in half, from $68.9 million to $33.8 million. JX580 at HXN527883; PX591 at 6.

P.        June 18: The Hexion board concludes
           that it must give Huntsman notice.

                    On June 18, Hexion’s board met to further consider the financial viability of the transaction and to determine what action, if any, to take. JX600. After presentations by management and Hexion’s pension consultants, who delivered their opinions about the liabilities Hexion would face at closing, Duff & Phelps delivered an opinion that the combined company would not be solvent after giving effect to the consummation of the merger and related transactions. JX597 (Duff & Phelps opinion letter); JX598 (Duff & Phelps presentation).
                    Duff & Phelps advised the board that the combined company would fail to satisfy each of the three established tests of solvency: (a) the aggregate value of the combined company’s assets would not exceed its total liabilities; (b) the combined company would not have the ability to pay it total debts and liabilities as they come due in the usual course of business; and

(c) based upon the proposed financing structure for the transaction, the combined company would have an unreasonably small amount of capital with which to conduct its business. JX600 at HXN5033974-75; JX597 at DUFF19256-57. Passing all three of the tests is required for solvency. After receiving the Duff & Phelps opinion, Hexion’s directors unanimously resolved that if Hexion were to combine with Huntsman pursuant to the Merger Agreement, based on the contemplated capital structure of the combined company, the combined company would be insolvent and therefore the transaction contemplated by the Merger Agreement could not be consummated. JX600 at HXN5033976.
                    The board also authorized management to send notice to Huntsman, pursuant to Sections 5.12(b) and 5.13(d) of the Merger Agreement, providing that: (a) Hexion no longer believed that the proceeds contemplated by the Commitment Letter would be sufficient for Hexion to pay the liabilities that would be due at closing; (b) Hexion no longer believed that it would be able to obtain all or any portion of the Financing contemplated by the Commitment Letter because Credit Suisse and Deutsche Bank could not be provided with a reasonably satisfactory solvency certificate; and (c) Hexion believed that Huntsman had suffered a material adverse effect and that the closing condition in Section 6.2(e) of the Merger Agreement could, therefore, not be satisfied. JX596. Hexion sent this notice to Huntsman on June 18. Id.
                    That same day, as also authorized by the board, Hexion and Apollo commenced (under seal) this declaratory judgment action in the Delaware Court of Chancery seeking to clarify their rights under the Merger Agreement. Hexion also filed on June 18 a Form 8-K with the SEC containing the redacted version of the complaint, a copy of Duff & Phelps’s opinion letter (but not Duff’s entire presentation), and a press release announcing the filing of the suit with the SEC on Form 8-K on June 18.
                    The day after providing notice to Huntsman and filing this action, on June 19, Hexion provided the banks, Credit Suisse and Deutsche Bank, with an unredacted copy of the complaint, the Duff & Phelps opinion, and the analysis supporting that opinion. JX605. Hexion was obligated to provide the banks with this information pursuant to Paragraph 4 of the Commitment Letter, which requires that Hexion inform the banks if any of the information or projections previously supplied are no longer accurate. Hexion’s confidentiality agreement with Huntsman, dated June 1, 2007, also permitted Hexion to share confidential information with Credit Suisse and Deutsche Bank. PX97 at APL10534.
                    After the filing of plaintiffs’ Complaint on June 18, on June 23, Huntsman did exactly what Hexion and Apollo expected it would do: violate the mandatory forum provision of the Merger Agreement and the forum provision of the confidentiality agreement by filing a lawsuit in Conroe, Texas against the same Apollo entities that are named as plaintiffs in this action, as well as against two of the managing partners of Apollo, Leon Black and Joshua Harris.

Q.        Huntsman’s board extends the Termination Date
            without any good faith objective basis for doing so.

                    In late June, Huntsman’s board faced a decision about whether to extend the Termination Date of the Merger Agreement, which, having already been extended once by Hexion, was set to expire on July 4, 2008. In advance of the board’s meetings to consider the required determinations, Merrill Lynch and Huntsman management performed analyses on solvency and MAE. Ramsey testified that “Merrill Lynch has not done any work assessing the solvency of the combined entity, since litigation commenced,” Ramsey Dep. 240-41. But documents produced after his deposition show otherwise. On June 23, Merrill Lynch put together a binder of materials that included a “Solvency Analysis.” PX616 at ML92986-91. The analysis appears to be an updated version of the solvency analysis that Merrill performed in early May; both are in the same form and perform the same tests. Compare PX616 at ML92986-91, with PX488. As will be shown at trial, this analysis on its face would not provide a basis for the banks to accept a sol-

vency certificate. And after correcting for obvious errors, 11 the analysis plainly shows that the combined company would be insolvent.
                    On June 25, Huntsman wrote to Hexion and Apollo, advising them that it intended to request an extension and formally requesting a consultation with Hexion pursuant to Section 7.1(b)(ii). PX621. In its letter, Huntsman requested that Hexion provide information about the antitrust approval process and backup material for the Duff & Phelps opinion, which Hexion provided on June 30. PX793.
                    According to one of Huntsman’s outside directors, Alvin Shoemaker, Ramsey told him that “Merrill was prepared to give [Huntsman] an opinion that the combined entities would be solvent.” Shoemaker Dep. 219-20. On June 26, however, Merrill made a presentation to the board that conspicuously omitted any mention of Merrill’s solvency work. PX628. The minutes of the meeting reflect that Ramsey made an oral presentation in which he advised the board that “Merrill Lynch does not as a firm provide solvency opinions,” but “based on Merrill Lynch’s analysis . . . while leverage was high and liquidity was tight, he believed that a good case could be made that the combined entity would be solvent.” PX629 at 3 (emphasis added).
                    When asked what “analysis” he was relying upon — Merrill had not yet produced its June 23 analysis at the time of the deposition — Ramsey was less than forthcoming:

Q.	Well, it starts out, “Based on Merrill Lynch’s analysis of Huntsman provided financial information about Huntsman.” What had Merrill Lynch specifically reviewed prior to giving its view to the board? [objection omitted]

A.	Yeah, I — I think we used whatever information we had available to us as it relates to Hexion, and information we had available to us from the com- pany, in — in considering that question. Again, this wasn’t a formal opin- ion. And it’s — certainly had not done solvency type, or done extensive solvency — solvency work.

11 Merrill used a net debt number that was lower than used by Huntsman’s expert, Resnick; correcting this error would decrease equity value by about $1 billion. Resnick Dep. 113-14. Merrill used a 2008 EBITDA value that was $318 million higher than Resnick; correcting this error would decrease equity value by about $2.3 billion (at Merrill’s average multiple of 7.25x) . Res-nick Dep. 130-31; PX735 at 18 (Resnick Rebuttal Report); PX616 at ML92986-87.

Q.	... Maybe I’ll ask it differently. Was there a specific document that you looked at, or analysis that was prepared by Merrill Lynch, that led you to that belief?

A.	Yeah, I don’t — I don’t recall, Kevin...

Ramsey Dep. 265-68.
                    Following the June 26 meeting, Merrill Lynch prepared materials for a July 1 meeting of Huntsman’s board. Merrill created a “stock price bridge” that calculated Huntsman’s implied stock price, based on current year EBITDA multiples. PX782. This analysis showed that after adjusting for increased net debt and reduced EBITDA, Huntsman’s stock was now only worth $6.80, about 64% less than where the stock traded prior to the announcement of a potential transaction in June 2007. Id. But Merrill removed this analysis from the presentation it gave to the board, discussing the issue only orally. Ramsey Dep. 309. An email explains why: “company counsel asked [Merrill] to remove and speak to [it] orally.” PX635.
                    Also around July 1, Merrill prepared an “MAE analysis” that compared “Huntsman with the broader chemicals universe.” PX656 at 8. The analysis showed that Huntsman’s performance has been significantly below the industry median. On an EBITDA basis, Huntsman was down 23% year-over-year in the first quarter of 2008 and down 8.8% year-over-over year in the last two reported quarters at the time (4Q07 and 1Q08). Id. The industry median, however, was an increase of 40.2% and 7.0% over those respective time periods. Id. On an EPS basis, the comparison was even worse for Huntsman: negative 70.8% in the first quarter and negative 44.9% in the last two quarters, as compared to the industry median of positive 19.2% and positive 15.7% over those respective time periods. Id. This analysis was also never provided to the Huntsman board. Esplin Dep. 517-18.
                    Leading up to the July 1 board meeting, Merrill sent Huntsman’s management a financial spreadsheet of the proposed transaction that showed a $53 million funding gap. PX670. Huntsman’s management revised Merrill’s spreadsheet in the hours before the board meeting. Management’s analysis showed a $53 million funding gap at closing and a debt to EBITDA ratio at closing of 11.2x. The analysis also assumed $200 million of synergies in 2009 achieved at a cost of $110 million. PX666 at HUN-100008605.
                    Liquidity after closing was also severely constrained in management’s model, with only $10 million of available revolver in the first quarter of 2009, and between $100 and $400 million from then until 2012. Id. This liquidity was well below what Donald Stanutz believed Huntsman alone would require: $600-650 million. Stanutz Dep. 39. See also PX613 (stating that liquidity of “around 340 million dollars” was “well below where it should be for a company [Huntsman’s] size.”).
                    Management never provided the board with its analysis. Esplin Dep. 609. Huntsman management also did not provide the board with a copy of the Duff & Phelps opinion. Evans Dep. 195-96; PX763. The only solvency advice that the board did get on July 1 was from Peter Huntsman, who made an oral presentation to the board in which he stated that the “insolvency, funding gap and MAE claims of Apollo and Hexion could be reasonably refuted.” PX673 at 3. Peter Huntsman also told the board that there were “various strategic benefits to an extension.” Id. Management did not advise the board that its own model showed a $53 million funding gap, Esplin Dep. 609, nor did they, as noted, provide the written materials concerning solvency and MAE that Merrill and management prepared.
                    After management’s oral presentation, Huntsman’s board adopted resolutions purporting to make the determinations required by Section 7.1(b)(ii) of the Merger Agreement. PX665 at 4. Despite the board’s decision to extend the Termination Date, there is no evidence in the record that the Huntsman board actually determined that the combined company would likely be solvent. Huntsman has also yet to obtain a solvency certificate or opinion from an outside expert or even from its own CFO. Huntsman has not asked its litigation expert, Resnick, to provide such an opinion. Esplin Dep. 377-78. See also id. at 254 (“Q. Have you ever heard of Rothschild rendering a solvency opinion? A. No, I have not.”). Rothschild, in any event, would not provide one even if it were asked. Resnick Dep. 44. Huntsman has not identified any other reputable valuation firm that would be willing to provide a solvency opinion. Esplin Dep. 376. Huntsman’s CFO has yet to begin preparing a solvency certificate, and he does not even know what such a certificate would look like. Id. at 248-49, 258, 363-34.

R.       The banks consider solvency.

                    In July, Credit Suisse began to conduct its own analysis of the solvency of the combined company. Neither Apollo nore Hexion asked Credit Suisse to perform this solvency analysis. Price Dep. 297. As the work was concluding, on August 1, Credit Suisse convened a senior-level internal committee to review its solvency analysis, which showed that the combined company would be insolvent under all three solvency tests. JX714; Price Dep. 341, 353-54. Credit Suisse’s analysis was based on its own views and on information received from Huntsman, Hexion and the Duff & Phelps opinion. Price Dep. 294-95. Credit Suisse found that the combined company would be insolvent by a wide margin — by as much as $6.9 billion negative net asset value in one of its tests. JX714 at 2. In light of these findings, Credit Suisse’s representative, Malcolm Price, testified that it is “highly remote” that solvency could be demonstrated prior to closing. Price Dep. 293. In his words, it would take a “miraculous recovery” at Huntsman for Credit Suisse to be satisfied as to solvency and to be required to fund its commitment. Id. at 305.

S.       Huntsman has now experienced over a year of significantly
          impaired earnings and increased net debt.

                    Since this lawsuit was filed, Huntsman’s earnings and financial condition have continued to suffer. On July 30, Huntsman reported $204.5 million in adjusted EBITDA for the second quarter, down approximately 16% from the prior year. JX712 at 2. On an earnings per share basis, second quarter results were significantly worse: EPS of just nine cents for the quarter, down 75% from a year earlier. Id.
                    Huntsman has now reported four full quarters of results since the signing of the Merger Agreement. The results in the year since signing are significantly worse than in the year before signing, whether measured in terms of EBITDA or earnings per share, and the decline has intensified in the first two quarters of 2008, as shown in the chart below:

	Last Six Months	Last Six Months	Percentage Change
	6/30/07	6/30/08

Adjusted EBITDA	$484.8 MM	$388.21 MM	- 19.9%

Earnings Per Share	$0.60	$0.16	- 73.3%

JX707 at 1; JX712 at 2.
                    Through July, Huntsman has earned adjusted EBITDA in 2008 of $470 million, an annualized run rate of about $806 million — 12% below last year’s already-disappointing results, 17% below 2006 results, and 37% below the forecast that Huntsman provided to Hexion in June 2007. JX712 at 2; PX86 at 2.
                    Huntsman’s recent results also show that the Pigments and Textile Effects divisions continue to be severely impaired. The Pigments division earned just $6.9 million in adjusted EBITDA for the second quarter, off 67% from the second quarter of 2007. JX712at 2. Through July, the Pigments business is on pace to earn just $41 million in adjusted EBITDA for the year, 24% below last year’s disappointing results, 65% below 2006 results, and 77% below Huntsman’s June 2007 forecast of $181.5 million. PX655 at 2; JX712 at 2; PX86 at 3.
                    In the year after signing, the Pigments business earned much less than it did in the year before signing:

	Last Twelve Months	Last Twelve Months	Percentage Change
	6/30/07	6/30/08

Adjusted EBITDA	$92.9 MM	$29.2 MM	- 68.6%

JX712 at 2; JX707 at 4. Huntsman’s CFO testified that the past four quarters represent the worst performance that the Pigments business has experienced since Huntsman acquired it in 1999. Esplin Dep. 416.
                    The results in Textile Effects have been even worse, earning just $3.9 million in the second quarter, off 81% from the prior year. JX712 at 2. The Textile Effects business has earned just $7.4 million of adjusted EBITDA through July 2008, putting it on pace to earn just $13 million for the year, 80% below last year and 91% below Huntsman’s pre-signing forecast of $147.7 million. PX655 at 5; JX712 at 2; PX86 at 3.
                    In the year after signing, the Textile Effects business earned significantly less than in the year before signing:

	Last Twelve Months	Last Twelve Months	Percentage Change
	6/30/07	6/30/08

Adjusted EBITDA	$52.9 MM	$29.1 MM	- 45.0%

JX712 at 2. Esplin testified that he is not aware of a worse performance for two quarters in a row in Textile Effects. Esplin Dep. 423.
                    With earnings going down, Huntsman’s net debt at the end of the second quarter of 2008 continued to climb, up to $4.312 billion, as compared to $4.108 billion at the end of the first quarter of 2008. PX746. By the end of July, Huntsman’s net debt was estimated by management to have gone up even further, to $4.357 billion. Id. Attached hereto as Exhibit A is a chart showing the dramatic increase of Huntsman’s net debt against its pre-signing estimates.

T.       Huntsman develops its July 25 revised projections.

                    In light of its continued poor performance, Huntsman was forced to revise its forecast downward at the end of July. In the new five-year forecast dated July 25, 2008, that it prepared after this litigation began, Huntsman projected adjusted EBITDA for the whole company of only $869 million in 2008. JX699 at 1. This forecast is $420 million, or 33%, below the forecast for 2008 that Huntsman provided to Hexion in June 2007. Compare JX699 at 1, with PX86 at 3. Huntsman also lowered its projections for future years, including a 20% decrease in its forecast for 2009. Compare JX699 at 1, with PX86 at 3. In August, after receiving the July results, Huntsman brought its forecast for 2008 down another $15 million, to $854 million. PX655 at 2. Attached hereto as Exhibit B is a chart showing that Huntsman has repeatedly and dramatically decreased its forecast for 2008 since signing of the Merger Agreement. Attached hereto as Exhibits C and D are charts showing that Huntsman has also dramatically lowered its forecasts for Pigments and Textile Effects since signing of the Merger Agreement.
                    But even to meet its dramatically decreased projections, Huntsman would have to make a rapid turnaround. Huntsman’s most recent forecast for 2008 shows the company making about 20% more in the second half of the year than in the first half, notwithstanding that the company has historically done worse in the second half of the year. Compare PX655 at 6, with JX712 at 2. The assumed recovery in Pigments and Textile Effects is even more dramatic: a 35% second-half improvement in Pigments and a 740% — seven times — improvement in Textile Effects. PX655 at 6.12
                    Huntsman’s five-year projections also assume a dramatic turnaround in the business. The $1.12 billion that Huntsman forecasts for 2009, for example, would be 31% better than 2008 results, assuming Huntsman makes its current forecast of $854 million for 2008. JX699 at 1. Huntsman itself has no confidence that it will achieve this turnaround. Huntsman

12 The same applies to other divisions, as well. In order to meet the 2008 budget, Performance Products EBITDA would have to grow by 33% — a growth rate that the division has never come close to achieving. Stanutz Dep. 136-37.

director Evans testified only that the increase was “possible.” She could not say whether it was reasonable. Evans Dep. 233. And Esplin admitted that the July 2008 forecasts, like Huntsman’s earlier forecasts, were done on a 50/50 basis, meaning that Huntsman believes there is only a 50% chance of hitting its targets. Esplin Dep. 32-33, 413.
                    In connection with preparing new projections to give to its experts, Huntsman management also prepared a new synergy estimate. This estimate was prepared by David Parkin, the Vice President of Huntsman’s Performance Products Division (and Peter Huntsman’s brother-in-law). As noted, on July 1, Parkin estimated synergies at $200 million in 2009, rising to $350 million in 2013. PX666 at 1. On July 25, Parkin raised his synergies estimate to $250 million in 2009, rising to $400 million in 2013. PX701 at 1. After relaying his July 25 synergy estimates, Parkin received a call from representatives of Rothschild and Vinson & Elkins, as well as Esplin and Heskett, during which he was asked to see whether there was anything he had “overlooked”:

Q.	Did they tell you that they thought that there were additional synergies that might be found if you looked hard enough?

A.	They asked me to go back and scrub the numbers again to see where the synergies were and was there — was there synergies that I had looked over or overlooked, and that’s what I was asked to do.

Parkin Dep. 154. In response, Parkin “pressure tested” the ranges he had given earlier and came up with a new range of $270 million in 2009 and $450 million in 2013, moved $30 million of costs necessary to achieve synergies from 2009 to 2010, and increased estimated synergies in 2010 by the same $30 million. Id. at 155-56; PX702. The net result of these “adjustments” was that projected EBITDA in 2009 rose by approximately $100 million between July 1 and July 25. The “scrub the numbers” phone call alone yielded a supposed increase of approximately $50 million. Parkin Dep. 124 (discussing PX701 and PX702).

U.         Hexion continues to work toward consummation
            of the merger, in the event it is necessary.

                    Despite the pendency of this lawsuit and its belief that consummation of the merger is no longer possible, Hexion has continued to fulfill its obligations under the Merger Agreement. On June 30, 2008, the European Commission, the executive branch of the European Union, granted conditional antitrust approval of the proposed merger. To secure the European Commission’s approval, Hexion agreed, as noted above, to divest certain of its epoxy resin assets, and hired an advisor to assist in that process. Hexion signed a letter of intent with a potential buyer on August 8. JX723. Hexion has also agreed to pay a termination fee to the buyer in the event the transaction is not consummated in order to keep the buyer incentivized to stay in the process. PX711; Schneir Dep. 256.
                    Hexion’s advisor, Paul Schneir of KeyBanc, testified that the filing of this lawsuit did not affect the divestiture process. Only some “fringe” bidders expressed anxiety about moving forward with the process after Hexion filed suit. Schneir Dep. 48. Potential bidders who dropped out of the process did so for reasons unrelated to this lawsuit. Id. at 261-63, 265-66, 273-74.
                    Hexion has also continued to fulfill its contractual obligations to pursue the Financing and Alternate Financing. On July 15, Hexion engaged Gleacher Partners to serve as its advisor in seeking Alternate Financing. PX694. To date, Gleacher has contacted over a dozen potential financing sources, including Bank of America, Citigroup, Goldman Sachs, JPMorgan, and Morgan Stanley, as well as hedge funds. JX720. None of these parties has, however, shown any interest in making a proposal for financing on terms “no less favorable” than the current financing. Id. Nor has any party even opted to sign a confidentiality agreement to pursue the matter further, which Huntsman required before Gleacher could share confidential information with any potential financing source. Tepper Dep. 69. Hexion also arranged a meeting with Credit Suisse and Deutsche Bank on August 25, at which Huntsman’s CFO made his case that the banks should rely upon his July 25 projections.

Argument

I.        HEXION’S LIABILITY TO HUNTSMAN IS LIMITED TO $325 MILLION,
           EVEN IF NO “COMPANY MATERIAL ADVERSE EFFECT” HAS OCCURRED.

                    At this trial, Hexion seeks declaratory relief that: (a) Hexion is not obligated under the Merger Agreement to consummate the Merger, and that any liability of Hexion to Huntsman for failure of the Merger to be consummated is limited to $325 million under the Merger Agreement; and (b) since execution of the Merger Agreement, Huntsman has suffered a Material Adverse Effect and, accordingly, that Hexion has no obligation to make any payment to Huntsman. Huntsman too seeks declaratory relief on its counterclaims that: (a) it will be possible to provide the banks with the requisite certificate or opinion of solvency; (b) no Material Adverse Effect has occurred; and (c) because of its alleged knowing and intentional breaches, Hexion has no right to terminate the Merger Agreement. Further, Huntsman seeks specific performance of certain covenants.
                    Inasmuch as both parties are seeking declaratory relief, each is charged with the burden of going forward to establish the existence of the prerequisites for the issuance of that relief on its respective claim. See Rhone-Poulenc v. GAF Chems., 1993 WL 125512 (Del. Ch.). The appropriate allocation of the burden of persuasion with respect to the underlying substantive claims is a separate question, however. Id. at *4. The roles of the parties in a declaratory judgment action are typically reversed, and the Court is therefore required to determine which party bears the ultimate burden of persuasion with respect to the underlying substantive issue.
                    The party asserting a claim for breach of contract bears the burden of justifying its entitlement to specific performance by clear and convincing evidence, and of proving its entitlement to damages by a preponderance of the evidence. See, e.g., In re IBP, Inc. S’holders Litig. , 789 A.2d 14, 52 (Del. Ch. 2001); Johns Hopkins Univ. v. CellPro, 894 F. Supp. 819, 824 (D. Del. 1995); see also Fireman’s Fund Ins. Co. v. Videfreeze Corp., 540 F.2d 1171, 1175-76 (3d Cir. 1976), cert. denied, 429 U.S. 1053 (1977) (placing burden on defendants asserting counter-claims based on the same underlying issue as declaratory judgment plaintiff).

                    In particular, Huntsman bears the burden of proving a knowing and intentional breach of Hexion’s obligations to Huntsman. See, e.g., ONTI, Inc. v. Integra Bank, 751 A.2d 904, 933 (Del. Ch. 1999) (“Counterclaimants bear the burden of proving their breach of contract claim”); Nelson v. W. Hull & Family Home Improvements, 2007 WL 1207173, at *8 (Del. Com. Pl.) (entering judgment against defendants on their counterclaim for breach of contract because they did not meet their burden of proof)). And Huntsman must prove that the disputed condition precedent to the banks’ obligation to fund is satisfied and thus that the banks would be breaching their obligations under the Commitment Letter if they do not fund. See, e.g., Mellon Bank, N.A. v. Aetna Bus. Credit, Inc., 619 F.2d 1001, 1007-08 (3d Cir. 1980) (burden rested on party seeking funding to show solvency and therefore condition precedent to funding satisfied).

A.      The banks would be justified in concluding that the combined company would be insolvent under all three solvency tests.

                    Section 6 of Exhibit D of the Commitment Letter sets forth the “Conditions Precedent” to the banks’ obligation to fund and provides that a condition of the funding is the delivery of a certificate or opinion of solvency that is “customary and reasonably satisfactory.” PX2 at D-2. To be “customary” within the meaning of Section 6, the certificate or opinion must be “in form and substance customary for recent financings of this type with portfolio companies controlled by affiliates of or funds managed by [Apollo].” Id. Such “customary” certificates/opinions for Apollo affiliates require that all three tests of solvency be met — the balance sheet test, the ability to pay debts test, and the capital adequacy test. See, e.g. , JX795; JX796; JX247. 13

13 That there are three such tests is not unique to Apollo transactions but is accepted generally to establish a company’s solvency. See, e.g., Blackmore Partners, L.P. v. Link Energy LLC, 2005 WL 2709639, at *3 (Del. Ch.) (recognizing that there are three independent tests for examining a company’s viability); Peltz v. Hatten, 279 B.R. 710, 742 (D. Del. 2002) (to succeed on a fraudulent transfer claim, insolvency must be proven “under one or more of the three insolvency tests”), aff’d, 60 Fed. Appx. 401 (3d Cir. 2003).

                    Both sides’ experts agree that “a solvency opinion provider needs to have a high level of confidence, not that the company might be solvent but rather that it will be solvent.” Resnick explained (Dep. 8-9):

Q.	And why are solvency opinions of concern to banks?
A.	Banks don't want to provide financing to companies that aren't going to be able to satisfy their obligations.
Q.	For the obvious reason, they don’t want to lose their money?
A.	Yes, they like to get their money back. [14]

                    The evidence will show that on any reasonable view, the combined Hexion/ Huntsman would be insolvent under all the three solvency tests, and thus no bank would be “reasonably satisfied” with a solvency certificate/opinion. It is worth noting preliminarily that Huntsman has not obtained any actual solvency opinion from a reputable valuation firm prior to trial. Huntsman, of course, may be contractually permitted to elect to present a certificate from its own CFO, but the banks are equally contractually permitted to determine whether that certificate is “reasonably satisfactory.” 15

                    In this situation, where there are conflicting views as to solvency, Huntsman’s failure to obtain a solvency opinion from a third-party valuation firm is compelling evidence that the banks would be justified in refusing to accept a certificate from the seller’s CFO, if in fact one is delivered. 16 It is also worth noting preliminarily another compelling piece of objective

14 PX739 at 10 (Wisler Rebuttal Report) (“The occurrence of false positives (i.e., concluding a business is solvent when it is not) needs to be minimized through good process and analytical rigor. It is for this reason that solvency opinion providers seek expected case financial forecasts and diligence those forecasts to identify reasonable down-side scenarios. These scenarios, once framed, are run fully to discretely evaluate the cash flow and capital adequacy ramifications on the subject company.”); Resnick Dep. 25 (agreeing).
15 Huntsman’s CFO testified (on August 13) that he was “not aware of any draft” certificate with respect to solvency that he would be prepared to give. Esplin Dep. 256; see also id. at 248-49, 258, 363-64.
16 Rothschild has not issued a solvency opinion. And Huntsman’s CFO testified at his deposition (on August 13) that he is “not aware of” anyone ever asking Rothschild if they would provide a solvency opinion. Esplin Dep. 376-77, 677. Rather, Huntsman retained a single Managing Director at Rothschild (David L. Resnick) to act in his individual capacity as an expert witness purely for litigation purposes. Resnick has never issued a solvency opinion in his career

(footnote continued)

evidence demonstrating that the combined company would be insolvent: based on Huntsman’s current stock price, the market-derived valuation of the equity of the combined enterprise is negative $2.2 billion. 17

1. Balance sheet

                    For the combined entity to be solvent under the balance sheet test, the assets of the combined entity, both at a “fair valuation” and “present fair saleable value,” must exceed its liabilities. The relevant date to measure such assets and liabilities is immediately after a hypothetical closing, on or about September 30. See, e.g., JX795; JX247; JX796.
                    The issue here is not the size of the liabilities. Both sides agree that the liabilities of the combined entity will be between $16.3 and $16.4 billion. PX718, Ex. 3 at 9 (Wisler Report); PX735 at 19 (Resnick Rebuttal Report). Rather, the dispute is over the fair saleable value of the assets of the combined company. Hexion’s expert (Wisler of Duff & Phelps) will testify that the fair saleable value of the assets is approximately $14.1 billion (well under $16 billion), yielding a negative net worth of $2.3 billion. PX718, Ex. 5 at 13 (Wisler Report). Huntsman’s expert (Resnick of Rothschild) will testify about calculations he made showing that the fair sale-

(footnote continued)
(in contrast to Philip A. Wisler of Duff & Phelps), and he is not purporting to do so today. Resnick Dep. 44-45; see also id. at 108 (“I didn't conduct a solvency analysis. I conducted a review of the Duff and Phelps report”). Huntsman’s CFO testified that, as of August 26, Huntsman had not taken any steps to obtain a solvency certificate from any third party. Esplin Dep. 677.
17PX718, Ex. 5 at 23 (Wisler Report). There is a recent trend in favor of valuing firms based on objective market criteria, such as its stock price. See, e.g., VFB LLC v. Campbell Soup Co., 482 F.3d 624 (3d Cir. 2007); In re Iridium Operating LLC, 373 B.R. 283 (Bankr. S.D.N.Y. 2007). Resnick offers various criticisms of this market method but makes no attempt to reconcile his valuations with the market’s. Resnick also questions whether the current market price has been artificially depressed as a result of Hexion’s negative statements about Huntsman. But he did no analysis to support his speculation. Merrill, however, did. It estimated the unaffected stock price for Huntsman and concluded that Huntsman’s stock price is upwardly biased by speculation that a deal will be recut. Merrill’s unaffected stock price estimate is significantly lower than the price used by Wisler in his market analysis. PX782.

able value of the assets is approximately $20.1 billion, which would yield a positive net worth of approximately $3.7 billion. JX713 at 25 (Resnick Report).
                    There are three traditional methods of assessing solvency under the balance sheet test: (i) the comparable public company method, (ii) the comparable transaction method, and (iii) the discounted cash flow method (“DCF”). Both sides’ experts performed each of the three types of analysis. As will be seen, Wisler’s answers under the three methods do not vary substantially (PX718, Ex. 5 at 13 (Wisler Report)). Resnick’s do. There is a variance in Resnick’s estimates of enterprise value of up to 76%. PX739 at 17-18 & fig.3.3-1 (Wisler Rebuttal Report). As noted by Wisler, Resnick “makes no attempt to explain or reconcile these massive differences, which is inconsistent with sound valuation practice and casts significant doubt on the underlying assumptions and methods used to derive the various value indications.” Id. at 17.

a.     DCF method

                    The largest difference between Wisler and Resnick lies with respect to the DCF method. Wisler has discounted Hexion’s projections of free cash flow for the combined company to yield a total DCF value of $11.6 billion. PX718, Ex. 5 at 13-14 (Wisler Report). Resnick has discounted Huntsman’s projections of EBITDA for the combined company to yield a total DCF value of $18.5 billion. PX735 at 19 (Resnick Rebuttal Report).
                    As will be shown at trial, the largest difference as respects this DCF method is that the input Wisler used (Hexion’s projections of free cash flow) was reasonable, and the input Resnick used (Huntsman’s most recent projections of EBITDA) was unreasonable. The latter is indeed a case of “garbage-in, garbage-out.” Huntsman has missed equity analyst projections repeatedly — in eight out of the past twelve quarters. PX739 at 44 (Wisler Rebuttal Report). Even Huntsman’s CFO admits that there is only “a 50 percent probability of hitting” its forecast and a 50 percent probability of missing it. Esplin Dep. 32-33, 153-54. Huntsman has missed its an-

nual budgeted EBITDA by at least 15% per year in each of the last three years. HUN-PP00237. In short, there is every reason to believe that the banks would be justified in. 18  PX716 at  concluding that Huntsman’s projections significantly overstate Huntsman’s likely financial performance. This is particularly so since Huntsman (since this litigation began) is aggressively projecting a “hockey stick” increase in EBITDA that exceeds security analyst expectations by a huge factor. PX739, Ex. 3 at 43, Figure 4.3 -9 (Wisler Rebuttal Report) (chart attached hereto as Exhibit E). 19

                   As Wisler explains in his rebuttal report (PX739 at 3):

                   The inclusion of Huntsman management’s stretch projections for
                   Huntsman in the context of the solvency analysis introduces a signifi-
                   cant upward bias to all three of the financial tests, which renders the opinions contained within the Resnick Report unreliable. It is my ex-
                   perience that solvency opinion providers do not use ‘stretch’ target forecasts as the basis of the solvency analysis and in fact will apply reasonable downside scenario modeling to expected cash flows.

                   Huntsman’s expert (Resnick) then compounds the problem by using an unreasonably low discount rate of between 8 and 9%, which (not coincidentally) substantially increases the discounted value of such projections. JX713 at 46 (Resnick Report). Wisler, in con-

18 Huntsman argues that its projections are reliable because the company has met its projections in the past. In fact, the company as a whole has met its projections only once in the last five years (2003 to 2007), while Huntsman’s “differentiated” businesses have met their projections just twice in that period. PX656 at 3; PX716 at HUN-PP0237. Moreover, Huntsman cannot dispute that it failed to meet its projections in 2006, 2007 or in the first half of 2008 — i.e., it has not been right in the last two and one-half years. Id.; PX805 at 3 (Zachariades Supplemental Report).
19 Courts have been clear that aggressive projections of the type sponsored by Huntsman may be rejected when they are contrary to market evidence. See, e.g., In re Iridium Operating Co., 373 B.R. at 294 (“The failure of the Committee’s expert witnesses to incorporate other valuation approaches and to account for inconsistent market data” “lessened the impact of their testimony”); VFB, 482 F.3d at 633 (“Absent some reason to distrust it, the market price is ‘a more reliable measure of the stock’s value than the subjective estimates of one or two expert witnesses.’”) (quoting In re Prince, 85 F.3d 314, 320 (7th Cir. 1996)); In re Hechinger Inv. Co. of Del., 327 B.R. 537, 548 (D. Del. 2005) (“Moreover, because valuation is, to a great extent, a subjective exercise dependent upon the input of both facts and assumptions, the court will give deference to prevailing marketplace values, rather than to values created with the benefit of hindsight for the purpose of litigation.”) (internal citation omitted), aff’d, 2008 WL 2083145 (3d Cir.).

trast, used a discount rate of between 9% and 10%, lower than the 9.5% to 10.5% range that Merrill Lynch used (and disclosed in Huntsman’s proxy statement). PX739 at 38-39 (Wisler Rebuttal Report); PX227 at 23; PX671 at HUN-100008606; PX4 at 42. Resnick similarly used too high an exit multiple to determine Huntsman’s terminal value, in absolute terms and relative to Wisler and Merrill Lynch. PX739 at 38-39 (Wisler Rebuttal Report). 20
               But, again, the most convincing evidence comes from the market. If Resnick’s DCF analysis hypothetically were correct, it would imply a stand-alone value for Huntsman of $32-$38 per share. PX739 at 34 (Wisler Rebuttal Report). This is more than two times the current price which the stock market accords Huntsman ($13.41 per share). This shows that “[t]he Resnick Report’s Discounted Cash Flow analysis is demonstrably wrong on its face.” Id. at 5.
               Resnick’s DCF valuation appears yet more extreme when compared to the conclusions reached by Huntsman’s own investment bankers. Merrill Lynch estimated the stock market price Huntsman would trade at on an unaffected basis, i.e. , in the absence of a deal, as low as $8.98 (after an upwards adjustment to reflect multiple of Rohm & Haas). PX782. Res-nick’s DCF analysis thus yields a value more than three times Merrill Lynch’s estimation of such unaffected value. Resnick’s implied DCF value for Huntsman also exceeds the range of values Merrill Lynch attributed to Huntsman ($20.05 to $25.12) on a DCF basis at the time the deal was announced, i.e., before Huntsman experienced its problems. PX650.
               The Street’s consensus differs sharply from Resnick’s DCF valuation:

               of the seven professional equity analysts that cover the publicly-traded
               Huntsman stock, all have a fundamental valuation for Huntsman that is more than fifty percent lower than the value implicitly derived in the
               Resnick Report using the Huntsman management prepared projections.

PX739 at 12 (Wisler Rebuttal Report) (emphasis added).

20Resnick consistently makes assumptions and chooses methods biased toward finding solvency. See, e.g., PX739 at 5 (Wisler Rebuttal Report).

     Indeed, if Resnick’s DCF analysis were correct, Resnick’s stand-alone value of $32-38 per share would show that Huntsman would be better off not closing at the agreed $28 per share. It thus appears, from its very position in this litigation, that Huntsman does not credit its own DCF analysis. And, if hypothetically Huntsman’s DCF analysis were credited, Huntsman would not be damaged by non-consummation of the Merger, rendering academic its claims that the $325 million cap should not apply.

b.       Comparable public company and comparable transaction methods

     With respect to these remaining two methods, Wisler estimated a (midpoint) fair saleable value of $10.5 billion pre-synergies (PX718, Ex. 5 at 18 (Wisler Report)), compared to Resnick’s estimate of $12.4 billion pre-synergies (PX735 at 19 (Resnick Rebuttal Report)). 21 Wisler then estimates the value of synergies at $1.8 billion, based on Hexion’s estimate prior to litigation (and the estimate of its independent advisor, Bain, prior to the litigation) of expected synergies of $250 million per year. PX718, Ex. 3 at 21, 29 (Wisler Report).

     The $250 million estimate is supported by Ted Rouse, the Bain partner who led Bain’s engagement, who testified at deposition and will testify at trial that $250 million is the reasonable synergy estimate and that it would be inappropriate to incorporate Resnick’s higher synergies estimate into a model for managing the business or fundraising. PX739 at 29 (Wisler Rebuttal Report); Rouse Dep. 158-59. Resnick estimates the value of synergies $1.6 billion higher, at $3.4 billion, based on the higher synergy estimates provided to him by Huntsman’s David Parkin. JX713 at 19-20, 45. The banks would be perfectly reasonable if they declined to

21Resnick reaches his estimate by averaging his estimate under the comparable public companies method ($10.0 billion) with his estimate under the comparable merger and acquisition transaction method ($14.7 billion). Both estimates are high because they rely on overly optimistic estimates of EBITDA in 2008 and particularly in 2009. PX739 at 47-48 (Wisler Rebuttal Report). Resnick assumes 2009 EBITDA of $1.726 billion. PX735 at 18 (Resnick Rebuttal Report).

accept Parkin’s synergy estimate which was “scrubbed” at the behest of Resnick’s team. Parkin Dep. 154.

     If one were to assume all of Resnick’s assumptions except his synergies assumption, and use Wisler’s expected synergy figure of $1.8 billion (on a cumulative basis), the combined entity still would be insolvent under Resnick’s comparable public company transaction estimate ($12.4 billion) by almost $1 billiondollars. 22

2.      Ability to pay debts when due

     While the balance sheet test alone would render a company insolvent, a customary solvency opinion or certificate also requires a determination that the combined entity will be able to pay its debts as they mature. See, e.g., JX247; JX795; JX796. Where a company cannot meet its debts as they become due, it will be declared insolvent. 23 Moreover, the firm’s “ability to pay” must be tested in light of reasonable downside scenarios, even if there is an ability to pay under the expected case. 24 While Wisler conservatively assumed that the merger closes and that the deficit is funded without incurring additional liabilities (PX718, Ex. 3 at 7-8 (Wisler Report)), there is a threshold issue as to whether this deal could close, even if the financing were available, because the uses of funds needed at closing exceeds sources by close to a billion dollars. PX718, Ex. 5 at

22 PX735 at 19 (Resnick Rebuttal Report) (as adjusted).
23 See, e.g. , Blackmore Partners L.P., 2005 WL 2709639, at *3 (concluding that corporation wasinsolvent under the “cash flow test” based on expert testimony that the corporation could not “reasonably meet its anticipated fixed (on-balance sheet and contingent) obligations as they become due” (quoting expert report)).
24 See, e.g., MFS/Sun Life Trust-High Yield Series v. Van Dusen Airport Servs. Co., 910 F.  Supp. 913, 943 (S.D.N.Y. 1995) (“[P]arties[’] [projections] must also account for difficulties that are likely to arise . . . and . . . incorporate some margin for error”; finding VDAS passed the ability to pay debts test, in part, because VDAS “built into its forecast some cushion”) (internal quotation omitted).

10 (Wisler Report). Huntsman’s expert (Resnick) will attempt to show that sources exceed uses, though by only $124 million (less than one percent of the total liabilities). 25

     In view of this thin margin on Resnick’s own calculation, he must be right on every major disputed item, including his claims that: (i) zero rather than $390 million in pension obligations must be paid at closing; (ii) $208 million in proceeds from divestitures can be obtained (or borrowed through a bridge loan) before closing of the Merger; (iii) $137 million in fees and expenses projected by the acquiror will not have to be paid at closing; and (iv) Huntsman will be able to reduce its net debt from $4.357 billion as of July 31 to $4.171 by September 30, a reduction of $336 million. PX746; PX716 at HUN-PP-000232. As will be shown at trial, Resnick is not correct on any, let alone all, of these disputed items. Indeed, when confronted with the August 22 estimate of Huntsman’s net debt as of July 31, Resnick conceded that “the trend was not going in the right direction.” Resnick Dep. 440. Resnick also acknowledged that he had no factual basis for disputing the inclusion of $137 million more of closing fees and expenses. Suffice it to say for present purposes that Merrill Lynch and Huntsman’s management calculated a “Funding Gap” of $53 million in an analysis prepared in anticipation of a Huntsman board meeting on July 1, 2008. PX666 at HUN-100008605; PX670 at HUN-100008963.

     Even assuming this threshold problem (immediate inability to pay debts at closing) could be overcome, 26 the combined entity would be unable to pay its debts as they come due in the future. Again, the experts diverge. Hexion’s expert (Wisler) shows a cash shortfall at

25 This margin thinned by $85 million in two weeks, from $209 million in Resnick’s August 1 Report (JX713 at 9) to his current estimate of $124 million in his August 15 Rebuttal Report (PX735 at 17).
26 As Wisler stated in his rebuttal report, he “is not aware of, and would not expect to see, a solvency opinion provider issuing a solvency opinion when there was such a projected funding deficit at closing.” PX739 at 4 (Wisler Rebuttal Report). Nevertheless, in order to be “conservative” Wisler “assumed in performing the solvency analyses that the projected funding deficit was financed without the incurrence of any additional cost of funds or liabilities.” Id. Also conservatively, Wisler assumed upside, rather than downside, scenarios — to stress test his firm’s conclusion of insolvency. Id.

year-end 2009 and 2010 of $415 and $747 million, respectively (after exhausting the revolver), while Huntsman’s expert (Resnick) projects revolver availability of $531 and $758 million, respectively. PX178, Ex. 3 at 34 (Wisler Report); JX713 at 26 (Resnick Report) The most significant reason for this difference is that Resnick is relying on Huntsman’s management’s “50/50” projections. It would be perfectly reasonable for the banks to conclude that Huntsman’s “50/50” projections do not provide a sufficient basis to accept a solvency certificate from the seller’s CFO.

3.      Capital adequacy

     Finally, the combined entity must also pass a third test: an entity will only be solvent if the entity has sufficient capital with which to conduct its business. See, e.g., JX247; JX795; JX796. A “critical question” to ask when determining whether the capital adequacy solvency test has been met “is whether the parties’ projections [of future performance] [are] reasonable.” Moody v. Sec. Pac. Bus. Credit, Inc., 971 F.2d 1056, 1073 (3d Cir. 1992). “Because projections tend to be optimistic, their reasonableness must be tested by an objective standard anchored in the company’s actual performance.” Id.; see, e.g., Murphy v. Meritor Sav. Bank (In re O’Day Corp.), 126 B.R. 370, 407 (Bankr. D. Mass. 1991) (finding the projections unreasonable where they did not account for O’Day’s historical performance). And accounting for historical performance alone is not sufficient; “parties must also account for difficulties that are likely to arise, including interest rate fluctuations and general economic downturns, and otherwise incorporate some margin for error.” Moody, 971 F.2d at 1073; see, e.g., In re Morse Tool, Inc., 148 B.R. 97, 133 (Bankr. D. Mass. 1992) (concluding that the projections “were not sound” where “[t]hey relied heavily on a price increase that never occurred, on cost-saving measures that were untested, and on sales and market performance that were significantly better than existed at the time of the buyout. . . . [The projections] hardly demonstrated that [the debtor] would be able to survive under a reasonable range of likely business conditions.”).

              This test too must be conducted in view of realistic “downside” scenarios —specifically, a downside scenario of the Cash Flow Test. As Wisler explains, “[a] key objective in conducting a solvency analysis is to determine whether the business can perform and service its obligations under reasonable expected case operating results or under a reasonable degree of negative operating stress.” PX739 at 9 (Wisler Rebuttal Report) (emphasis added).

              With Huntsman’s CFO (Esplin), Resnick constructed a “downside” scenario for purposes of the capital adequacy test that assumes: (a) no change in free cash flow for the post-closing period ended December 31, 2008; (b) a $2 million increase in free cash flow for the year ended December 31, 2009; and (c) a $97 million reduction in cash flow for the year ended De-cember 31, 2010. PX739 at 58, Figure 4.7 -1 (Wisler Rebuttal Report). Resnick thus manages not to decrease free cash flow through 2009 in his “downside” scenario, when his base case revolver availability is at its lowest. Resnick does not even alter his optimistic assumptions regarding synergies. Id. As Wisler concluded:

[T]he purported downside case results in less than a $100 million cumulative change in unlevered free cash flow during the first two and a quarter years after closing. The downside case, therefore, is not an effective test of the Resnick Report’s Cash Flow Test, which is itself based on stretch upside projections, and is not consistent with the methodology used in preparing solvency analyses. (PX739 at 7 (Wisler Rebuttal Report)).

While this would not be a reasonable downside test in any event, it certainly is not in view of Huntsman’s repeated failures to meet its projections, including this past 12 months, by much larger amounts.

              There is a reason Resnick has constructed such a non-downside downside case: in any genuine downside case the combined entity clearly would lack adequate capital. When Hexion structured the financing for the transaction, it expected that $1 billion of revolver would be available at closing and that it would substantially all be available for each quarter or year end thereafter. Zaken Dep. 93-94; JX785 at 4. The Huntsman executive who was designated to be the COO of the combined company, Donald Stanutz, testified that on a stand-alone basis, $600-

650 million of liquidity is an appropriate amount of liquidity for a company of Huntsman’s size. See Stanutz Dep. 39. The liquidity requirements of a significantly larger and more heavily leveraged combined entity are indisputably greater than a smaller and less heavily leveraged entity. Thus, taking Resnick’s cash flow analysis at face value, unencumbered cash and revolver availability is below $600 million (Huntsman’s standalone liquidity figure) at four out of the five fiscal quarter end periods through December 31, 2009. PX739 at 54-55 and Figure 4.6 -1 (Wisler Rebuttal Report); PX735 at 20 (Resnick Rebuttal Report). But, of course, the banks would not have to take the figures as a given in the expected case and certainly not in a downside case.

              Nor is this a situation where the combined company can simply borrow more. Resnick agreed with Wisler that because the banks funding the buyout would have broad security interests in the combined company’s assets, there is no prospect of raising money through a securitized loan. See Resnick Dep. 514. Moreover, there is no prospect for unsecured financing. The combined company’s total debt/LTM EBITDA would be 11.6, and LTM EBITDA/LTM interest coverage would be 1.0, substantially worse credit statistics than for other chemical industry companies. See PX718, Ex. 5 at 27 (Wisler Report). The former is too high and the latter is too low — by a wide margin. Id.27 The lack of adequate capital is even apparent from Merrill Lynch’s June 23 analysis. Even though predicated on over-optimistic assumptions, the combined entity shows an equity/capitalization ratio (with synergies) of 0.7% without stressing for reasonable downside scenarios. PX794 at ML92988.

              In short, there plainly would be unreasonably small capital to support the debt in the contemplated transaction and the business needs of this combined entity.

27Resnick, recognizing a clear problem on this test, references several “initiatives/opportunities” that the combined entity could pursue to “potentially” enhance liquidity. However, several of these initiatives either require a solvent entity to begin with, require consent of outside parties such as banks (which is unlikely), or serve to alter the economics of the transaction through equity dilution. This is true of the recent hedge fund proposal, purporting to offer $500 million of contingent value rights that the hedge funds do not have and which, in any event, does not solve the problems identified by Duff & Phelps.

4. There will be a financing failure

                    Because none of the above requirements for solvency are met, even if Huntsman provides a “certificate” from its CFO or “opinion from a reputable valuation firm,” that certificate/opinion would properly be rejected by the banks as not “reasonably satisfactory,” and thus the Financing will fail.

                    Indeed, Credit Suisse has already determined, based on its own analysis, that the combined company would be insolvent barring some “miraculous recovery.” Price Dep. 305. There is no sign of a “miraculous recovery” and, indeed, no time for one prior to October 2. Credit Suisse has found a failure of all three tests for solvency on all of their respective methodologies. 28 The banks plainly would exercise, and not waive, their contractual right not to fund based on the failure of this condition precedent. They will not voluntarily lend $15.35 billion to a borrower that will go bankrupt (and quickly). As a result, “the possibility that Hexion [would] be unable to obtain the necessary financing proceeds, including obtaining the debt financing proceeds from its lenders” is now reality. PX4 at 36.

B.    Hexion’s liability is limited to $325 million absent a knowing and intentional breach.

              Huntsman repeatedly trumpets that the conditions precedent to closing in Article VI of the Merger Agreement do not include a financing “out” or, indeed, a solvency “out.” Ans. to Am. Compl. ¶¶ 158, 171, 178. That is precisely why Hexion insisted — successfully so — on limiting the remedies for breach in damages to $325 million. Huntsman has conceded that it is a “non-controversial fact that the $325 million termination fee may be Huntsman’s exclusive rem-

28 For the balance sheet test, Credit Suisse found a shortfall in equity value of $6.9 to $4.6 billion on the comparable companies method, $5.2 to $3.9 billion on the comparable M&A transaction method, and $5.5 to $2.7 billion on the DCF method. For the ability to service debt test, Credit Suisse found in its own base case a liquidity shortfall of $2.9 billion and in its downside case a liquidity shortfall of $5 billion (and in the Apollo base case a liquidity shortfall of $2.4 billion). For the capital adequacy test, Credit Suisse found in its own base case a liquidity shortfall of $3.5 billion and in its downside case a liquidity shortfall of $5.6 billion (and in the Apollo base case a liquidity shortfall of $3.0 billion). JX714 at 2. This analysis was reviewed by a senior-level internal committee at Credit Suisse, and Credit Suisse as a firm concluded that the combined entity would be insolvent. Price Dep. 341, 353-54; JX714.

edy under the Merger Agreement for the non-consummation of the Merger due solely to the failure of financing in the absence of fraud or a knowing and intentional breach of the Merger Agreement.” Def.’s Br. in Opp. to Pls.’ Mot. to Compel at 2 (Aug. 5, 2008). 29 See also Shoe-maker Dep. 118.

              With respect to specific performance, as provided in Section 7.3(f), “[n]otwithstanding anything to the contrary in [the Merger] Agreement,” the “sole and exclusive” “specific performance remedies” are set forth in Section 8.11. JX1 at 60. Section 8.11 provided that specific performance may lie with respect to “any covenant or obligation contained in” the Merger Agreement subject to one key exception which the parties specifically negotiated and “acknowl-edge[d]”: “[i]n circumstances where [Hexion is] obligated to consummate the Merger,” Huntsman “shall not be entitled to enforce specifically the obligations of [Hexion] to consummate the Merger.” Id. at 66.

              While the terms of the contract are clear and thus extrinsic evidence is not required, the record of the negotiating history of these provisions shows that Huntsman’s litigation position is meritless. Huntsman foresaw the possibility of financing failure and recognized that the $325 million cap would apply in such event. As the evidence will show, during the negotiations, Huntsman thus tried to “eliminate [the] cap on damages in this context.” PX196. Hexion said no. And Huntsman thereupon settled for the “covenant to sue the banks if they fail to fund”

29 With respect to damage remedies, Section 7.3(f) provides that, “[n]otwithstanding anything to the contrary in [the Merger] Agreement,” the “sole and exclusive” “monetary remedies” “for any loss suffered as a result of the failure of the Merger to be consummated” are set forth in Sections 7.3 and Section 7.4. JX1 at 60. Section 7.3(f) provides “liquidated damages” except in the case of “a knowing and intentional breach as described in Section 7.2(b) .” Id. at 59. Section 7.2(b) in turn states that parties shall not be relieved from “liability for any damages . . . for a knowing and intentional breach of any covenant hereunder.” Id. at 58. Section 7.4 (entitled “Financing Breach”) provides for Hexion to pass-through to Huntsman any net “amounts received by [Hexion] in settlement or resolution of any such proceeding [against the banks]”— but Hex-ion is only obligated to sue if requested by Huntsman and “the terms and conditions set forth in the Commitment Letter . . . have been satisfied.” Id. at 60-61 (Section 7.4(ii)) .

and “to deliver to Huntsman any proceeds of that suit,” i.e., Section 7.4. JX1 at 60-61. This negotiating history confirms Hexion’s reading of the language of the Merger Agreement.30

C.      Huntsman’s claims of knowing and intentional breaches of covenants are meritless and irrelevant.

In order to avoid the cap, Huntsman alleges “knowing and intentional” breaches of covenants in two sections of the Merger Agreement, Sections 5.12 and 5.13. Ans. to Am. Compl. ¶¶ 196-97 (First Cause of Action in Huntsman’s counterclaims). As is shown below, first, Hexion did not breach any of the covenants in Sections 5.12 and 5.13; second, the “knowing and intentional” requirement is not satisfied; and third, no breach of any covenant will have caused a failure to consummate the merger in any event.

1. Hexion did not breach any of the covenants in Sections 5.12 and 5.13.

                    a. Section 5.12(a) . Captioned “Financing,” Section 5.12 sets forth Hexion’s obligations regarding the financing of the merger. Subsection (a) of Section 5.12 is a reasonable best efforts provision; it provides that Hexion “shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing on the terms, covenants and conditions described in the Commitment Letter.” JX1 at 48. To that end, Hexion must use “reasonable best efforts . . . to satisfy on a timely basis all terms, covenants and conditions set forth in the Commitment Letter,” and to “seek[] to enforce its rights under the Commitment Letter.” Id. Huntsman

30Cf., e.g., DCV Holdings, Inc. v. ConAgra, Inc., 2005 WL 698133, at *10 (Del. Super. Ct.) (“Evidence of what was deleted from the original draft sheds light on the intended meaning of ‘liabilities’”; finding that the extrinsic evidence — that following discussion and debate, the buyers agreed to the sellers’ removal of the clause in question — supported the sellers’ interpretation of the intention of the parties), aff’d, 889 A.2d 954 (Del. 2005); see also, e.g., True N. Commc’ns, Inc., v. Publicis, S.A., 711 A.2d 34, 41-44 (Del. Ch. 1997) (relying on evidence of negotiating history in finding plaintiff’s interpretation of the contract more persuasive; “True North’s Board was unwilling to accept the general language of Publicis’ promise ‘to cooperate in good faith’ or Publicis’ generalized commitment to provide a pooling letter if requested. Publi-cis understood True North’s concern and responded to it.”), aff’d, 705 A.2d 244 (Del. 1997).

claims that Hexion breached Section 5.12(a) by procuring the Duff & Phelps opinion and by sending it to the banks. 31

              Huntsman is wrong. As the evidence at trial will show, Hexion acted prudently and in conformity with its obligations. Once Hexion recognized the possibility that the combined entity may be insolvent, it did not make the ultimate solvency determination unassisted, but rather, as Delaware law strongly encourages, 32 worked with a reputable valuation firm to obtain a professional, independent view before presenting the issue to Hexion’s board. And despite Huntsman’s rhetoric, there is no evidence that Duff did anything but a professional job, let alone that its opinion was a preordained sham. To the contrary, Duff is a highly reputable firm; Hex-ion and Apollo told Duff that they wanted the right answer, not a predetermined one; and Duff’s opinion is based on sound analysis.

              In any case, it is not a violation of a “reasonable best efforts” obligation to do things “necessary, proper or advisable” to consummate the Financing where, as here, Hexion acted in furtherance of a specific obligation in another contract provision (Section 5.12(b)) to give notice to Huntsman if “for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.” JX1 at 49. Hexion retained Duff & Phelps to advise Hexion with respect to the solvency of the combined company in order to assist it in making a determination whether the Financing can be obtained, and upon such determination made in good faith, provide the required notice. It is hornbook law that a contract must be read as a whole. The general

31It appears that Huntsman is not alleging a breach of any covenant based on Hexion’s filing a lawsuit in this Court, which seeks a declaration clarifying its rights and obligations under the Merger Agreement. Such an argument would be futile, because the case law is clear that the filing of a declaratory judgment action is not a breach of a party’s obligations. See AXA Corporate Solutions v. Underwriters Reins. Co., 2004 WL 2534386, at *19 (N.D. Ill.).
32 Although Delaware law does not requiredirectors to seek advice fr om outside advisors before making a business judgment, directors are encouraged, as a matter of public policy, to do so. See 8 Del. C. § 141(e).

“reasonable best efforts” obligation therefore cannot be read to preclude Hexion from informing itself, with the aid of an independent expert, so as to comply with a specific notice provision. 33

            Nor did Hexion violate Section 5.12(a) by providing the banks with the Duff opinion. Section 5.12(a) itself specifically required Hexion to use reasonable best efforts to satisfy “all terms, covenants and conditions set forth in the Commitment Letter.” JX1 at 48. One of those terms, covenants and conditions was to keep the banks informed. PX2 at 5 (§4) (requiring Hexion to “promptly supplement the Information and the Projections to the extent of Information available to [Hexion]”). Had Hexion kept to itself information it had regarding the merged entity’s insolvency, that would have given the banks an “out” under Section 4 of the Commitment Letter.

            Nothing is changed by the fact that, as Huntsman complains, Duff & Phelps did not communicate directly with Huntsman. Huntsman’s information, including Huntsman’s then-current projections, were in Hexion’s hands and were provided to Duff. Huntsman cannot point to any information that it would have given to Duff that was not given to Hexion, let alone any that would have made a difference.

            Finally, this covenant to use “reasonable best efforts” cannot be read to require a company to refuse to take steps that the board believes are necessary to inform itself, or to proceed blithely towards bankruptcy. See, e.g., Martin v. Monumental Life. Ins. Co., 240 F.3d 223, 234-35 (3d Cir. 2001) (refusing to find that the defendant bound itself to make repeated unprofit-

33See, e.g., In re IAC/InterActive Corp., 948 A.2d 471, 496 n.101 (Del. Ch. 2008) (“[T]he whole agreement, and in particular the other provisions in section 2.03, supports IAC’s more limited reading of the Third Clause.”); Qwest Commc’ns Int’l, Inc. v. Nat’l Union Fire Ins. Co., of Pittsburgh, 821 A.2d 323, 329 (Del. Ch. 2002) (disagreeing with the defendants’ “overzealous reading” of the phrase “prior to its commencement,” after “[v]iewing the contract language as a whole”); Hennegan v. Cardiology Consultants, P.A., 2008 WL 2943397, at *4 (Del. Super. Ct.) (rejecting plaintiffs’ interpretation of contract provision where the interpretation was “in direct contravention to the document as a whole”); see also e.g. , , Restatement (Second) of Contracts § 203 (“[A]n interpretation which gives a reasonable, lawful, and effective meaning to all the terms is preferred to an interpretation which leaves a part unreasonable, unlawful, or of no effect.”).

able marketing expenditures and interpreting “best efforts” as a form of “good faith and sound business judgment”). “[T]he fiduciary duty of a Delaware director is unremitting.” Malone v. Brincat, 722 A.2d 5, 10 (Del. 1998); Quickturn Design Sys. v. Shapiro, 721 A.2d 1281, 1292 (Del. 1998). These duties — including the duty to inform itself — continue after a merger agreement is signed.

                Thus, Huntsman is simply incorrect as to what the contract purports to require and as to what would constitute a breach of those covenants. But even if Huntsman were correct, the result would be that the contract term would be invalid and unenforceable insofar as it was read to limit the “unremitting” duties of the Hexion board.

To the extent that a contract, or a provision thereof, purports to require a board to act or not act in such a fashion as to limit the exercise of fiduciary duties, it is invalid and unenforceable.

Paramount Commc’ns, Inc. v. QVC Network, Inc., 637 A.2d 34, 51 (Del. 1993) (“[T]he Paramount directors could not contract away their fiduciary obligations. Since the No-Shop Provision was invalid [for this reason], Viacom never had any vested contract rights in the provision.”); see alsoGreat W. Producers Co-op v. Great W. United Corp., 613 P.2d 873 (Colo. 1980) (applying Delaware law) (parties could not intend that the “best efforts” clause would impose on the board any obligation which would conflict with the directors’ legal obligations; best efforts clause could not overcome the directors’ duties to their shareholders).

                b.       Section 5.12(b) . Nor is there any merit to Huntsman’s claim of a breach of Section 5.12(b). The first part of Section 5.12(b) is a notice provision; it requires generally that Hexion “shall keep [Huntsman] informed with respect to all material activity concerning the status of the Financing contemplated by the Commitment Letter and shall give the Company prompt notice of any material adverse change with respect to such Financing.” JX1 at 48. It also provides that Hexion shall provide prompt notice, and in any event within two business days, if “for any reason [Hexion] no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letter on the terms described therein.” Id. at 49. Huntsman’s claim is that Hexion should have notified it of the insolvency issue before June 18.

          There was no notice obligation until June 18. This was a matter for Hexion’s board, and the determination was to be made informed by an opinion and analysis presented to the board by management and Duff & Phelps. There is no dispute that Hexion’s board did not reach any conclusion about insolvency until it received the Duff opinion. 34 There is no obligation to notify Huntsman of steps in advance of deciding that Hexion no longer believed in good faith that it could obtain the Financing. Nor had there been any material activity concerning the status of the Financing prior to June 18; Hexion did not discuss this subject with the banks prior to June 18. Indeed, had Hexion given the Section 5.12(b) notice without retaining Duff, or before Duff rendered its opinion, Huntsman would no doubt now be arguing that Hexion provided such notice when it did not have an adequate basis and therefore a good-faith belief.

          The consequences of sending a premature notice should not be underestimated. If Huntsman were in receipt of such a Section 5.12(b) notice that Hexion “no longer believes in good faith that it will be able to obtain all or any portion of the Financing” (JX1 at 49), Huntsman would be required to disclose that information to its own shareholders. In light of Hexion’s obligations to the banks under Section 4 of the Commitment Letter, Hexion would have been required to disclose to the banks a Section 5.12(b) notice it was sending to Huntsman. PX2 at 5. And since Hexion is an SEC filer with outstanding public bonds, it would have had to file an 8-K reporting that it had given notice. Given that any notice would have triggered these disclosure obligations, it is plain that the course Hexion took — first obtaining an opinion from Duff and

34 Information gathering and evaluation continued until Duff & Phelps rendered its opinion. Hexion did not even receive Huntsman’s June results until June 17. These results confirmed that there was no turnaround in the offing, contrary to Huntsman’s repeated assurances.

allowing its board to form a judgment based on such opinion, before providing notice to Huntsman or the banks — was not only lawful, but prudent. 35

                 Huntsman also alleges a breach of the third sentence in Section 5.12(b), which requires Huntsman’s consent in certain circumstances:

[Hexion] shall not, and shall not permit any of its Affiliates to, without the prior written consent of [Huntsman], take or fail to take any action or enter into any transaction, including any merger, acquisition, joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent consummation of the Financing contemplated by the Commitment Letter or any Alternate Financing contemplated by any Alternate Financing. (JX1 at 49)

Huntsman claims that Hexion’s procurement of the Duff & Phelps opinion and its provision of that opinion to the banks violates this sentence, and calls this “the most obvious and pernicious of Hexion’s knowing and intentional breaches.” Def.’s Br. in Opp. to Pls.’ Mot. to Compel at 22 (Aug. 5, 2008). Again, Huntsman is wrong.

                 First, Huntsman misreads this sentence by construing it independently of the remainder of Section 5.12(b) and the Merger Agreement as a whole. As Huntsman reads this consent provision, Hexion’s covenant to give notice pursuant to the preceding sentences in Section 5.12(b) would itself be subject to the consent requirement. And it would override the careful scheme laid out in other sections as well, including Section 5.12(a) which imposed a regimen of “reasonable best efforts” to comply with the obligation to advise the banks if Hexion concluded that the projections and other financial information that Hexion had provided the banks was no longer accurate or reliable.

                 Second, even if the sentence were construed as Huntsman suggests, it does not apply. It was not the Duff & Phelps opinion regarding the combined entity’s insolvency that im-

35 In view of the fact that Hexion had no notice obligation before June 18, there was no reason for Hexion voluntarily to advise Huntsman that it was considering the solvency issue, particularly given that Huntsman could be expected to sue immediately in Texas in breach of the parties’ agreed choice of forum (Delaware). (Huntsman in fact sued in Texas shortly after this action in Delaware was filed.)

paired the financing (much less was reasonably expected to, and materially); it was the fact of that insolvency. Duff did not create the insolvency; poor performance and a massive run up in debt did. Duff analyzed the facts and set forth its opinion that the combined company would be insolvent. 36

                c.         Section 5.13(a) . Huntsman also claims that Hexion has breached Section 5.13(a) of the Merger Agreement. That provision creates a general “reasonable best efforts” obligation. JX1 at 49. But that obligation is subject to a qualification that appears at the beginning of the subsection: “Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V.” Article V includes Section 5.12, which deals specifically with the subject of “Financing.” Accordingly, the general best efforts obligation in Section 5.13(a) cannot be interpreted to alter or expand the parties’ obligations set forth in Section 5.12. Even in the absence of this qualification, the specific would control the general. See, e.g. DCV Holdings , , 889 A.2d at 961 (“Specific language in a contract controls over general language”); Katell v. Morgan Stanley Group, Inc., 1993 WL 205033, at *4 (Del. Ch.) (“Under well-settled rules of construction, specific language in a contract controls over general language. Moreover, unequivocal language controls over qualified language.”); see also Restatement (Second) of Contracts § 203(c) (“[S]pecific terms and exact terms are given greater weight than general lan-

36 Huntsman does not allege a breach of Section 5.12(c), which requires “reasonable best efforts” with respect to arranging Alternate Financing. JX1 at 49. In any event, Hexion complied with that provision. Gleacher diligently pursued Alternate Financing and has been unsuccessful. JX720; Tepper Dep. 69. Even Merrill Lynch is not interested in participating in financing this deal. Ramsey Dep. 46-49. Moreover, it would subvert the “reasonable best efforts” scheme as respects Financing and Alternate Financing in Section 5.12(a) and 5.12(c) to require Hexion, pursuant to the general obligation in Section 5.13(a), to accept “Additional Financing” which does not meet the definition of either defined term. Alternate Financing refers to financing lined up in the event Financing becomes “unavailable,” i.e., in substitute therefor, and it must be on terms and conditions “no less favorable” than the Financing. The parties clearly intended this deal to be supported by the Financing, or if funding under the Financing failed, Alternate Financing as defined. There was no covenant for Hexion to line up “Additional Financing.”

guage”). If Hexion did not breach Section 5.12 — which, as is shown above, it did not — then it did not breach Section 5.13(a), either. 37

2.      No “knowing and intentional” breach was committed.

                In any event, even if hypothetically there were a breach of any covenant, it must be shown to be “knowing and intentional” in order for Huntsman to avoid the cap. Whatever else, a “knowing” breach requires that Hexion not merely know of its actions, but have actual knowledge that such actions breach the covenant. See, e.g., In re Doughty, 832 A.2d 724, 734 (Del. 2003) (finding that lawyer did not “knowingly” disobey a court rule; the evidence presented did “not support an inference that [the lawyer] actually knew of the bona fide office requirement and knowingly practiced law in Delaware in violation of the requirement”); Malpiede v. Towson, 780 A.2d 1075, 1097 (Del. 2001) (“Knowing participation in a board’s fiduciary breach requires the third party act with the knowledge that the conduct advocated or assisted constitutes such breach”); Associated Imports, Inc. v. ASG Indus., Inc., 1984 WL 19833, at *12 (Del. Ch.) (firm did not “knowingly” participate in breach where there was no evidence that firm had knowledge that a fiduciary duty was violated.), aff’d, 497 A.2d 787 (Del. 1985); see also , e.g., BLACK’S LAW DICTIONARY 888 (8th ed. 2004) (defining “knowing” as “1. having or showing awareness or understanding; well informed; 2. deliberate; conscious”). 38

37 The “Solvency Letter” referred to in Section 5.13(f) of the Merger Agreement pertains to the “Surviving Corporation” — which is defined in Section 1.3 of the Merger Agreement to mean Huntsman, as the entity surviving the reverse triangular merger provided for in the Merger Agreement. Huntsman would continue to exist as a subsidiary of Hexion, the parent entity. JX1 at 3. The debt of the combined Hexion-Huntsman entity will be at the parent company level. Although, as is customary in a transaction of this nature, the subsidiary will issue a guarantee for the debt of the parent entity, as is also customary, that guarantee is self-limiting to reduce the amount payable under the guarantee to ensure the continuing solvency of the subsidiary. (This standard carve-out is necessary in order to safeguard the solvency of the subsidiaries and to protect the validity of the guarantee, which is essential to pro tect the lending banks’ security.)
38 Section 3.1(i) states: “For purposes of this Agreement, ‘knowledge,’ of [Huntsman] or [Hex-ion], as applicable means the actual knowledge after reasonable inquiry of the executive officers of [Huntsman] or [Hexion] (including in the case of [Hexion], partners, officers, associates and other employees of any controlling stockholder of [Hexion] who have worked on this [Merger] Agreement and the Transactions), as applicable, and any other officer of [Huntsman] or [Hex-ion], as applicable, having primary responsibility for the matter in question.” JX1 at 16.

              Negligence or a mistake of law or fact will not suffice to establish a “knowing” breach. See, e.g., In re Kingsley, --- A.2d ---, 2008 WL 2310289, at *15 (Del.) (“[T]he evidence establishes that Kingsley negligently identified his law firm as having a Delaware address in violation of Rule 5.5(b)(2) without knowingly or consciously intending to market himself to the public as being a Delaware law firm.”); In re Mekler, 669 A.2d 655, 666-67 (Del. 1995) (finding that respondent did not knowingly violate a court’s scheduling order where he genuinely, but erroneously, believed he had been granted a continuance). Cf. 8 Del. C. § 102(b)(7) (Delaware law allows corporations to eliminate directors’ personal liability for acts amounting to negligence or recklessness, so long as the acts do not constitute “acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law”) (emphasis added). There is no evidence that Hexion knew it was breaching any of the covenants in Section 5.12 or 5.13. All the evidence is to the contrary.

              Nor can Huntsman show that any breach was not only knowing, but also “intentional.” To be an “intentional” breach requires that Hexion acted “purposely” with the “conscious object” of breaching. Cf. MODEL PENAL CODE §§ 1.13(12), 202(a) (Section 1.13(12) states that “intentionally” means “purposely,” and Section 2.02(a) defines purposely as follows: “A person acts purposely with respect to a material elements of an offense when: (i) if the element involves the nature of his conduct or a result thereof, it is his conscious object to engage in conduct of that nature or to cause such a result; and (ii) if the element involves the attendant circumstances, he is aware of the existence of such circumstances or he believes or hopes that they exist.” See also, e.g., BLACK’S LAW DICTIONARY 826 (8th ed. 2004) (defining “intentional” as “done with the aim of carrying out the act”); Gower v. AIG Claim Servs., Inc., 501 F. Supp. 2d 762, 774 (N.D. W.Va. 2007) (stating that the term “intentional” shall be construed as “it is understood in the ordinary and popular sense” and concluding that “intentional” means “purposeful”).

              As shown above, the evidence is clear that Hexion’s conscious object was to act as a responsible company would. Hexion cannot be found to have committed a “knowing and intentional” breach of its merger obligations because its directors obtained advice about something as important to Hexion shareholders as whether Hexion was required to proceed with a merger that could have the effect of putting the company into bankruptcy. See, e.g., In re Walt Disney Co. Derivative Litig., 907 A.2d 693, 763 (Del. Ch. 2005) (“Eisner’s actions were taken with the subjective belief that those actions were in the best interests of the Company.... Those actions do not represent a knowing violation of law or evidence a conscious and intentional disregard of duty.”), aff’d, 906 A.2d 27 (Del. 2006).

              The claim of “knowing and intentional” breach is particularly meritless when it is considered that Huntsman and Merrill Lynch, before June 18, were analyzing the same issues, and indeed coming to some of the same conclusions. Whether it was Merrill concluding “we look insolvent,” or Duff finding insolvency, no party should be faulted for doing its homework.

3. In any event, no breach of covenant caused the failure to consummate.

              Even if Huntsman could prove Hexion committed a “knowing and intentional” breach, Huntsman would still need to prove its damages were caused by Hexion’s breach. “In order to satisfy [this] element, plaintiffs must show both the existence of damages provable to a reasonable certainty, and that these damages flowed from defendant's violation of the contract.” LaPoint v. AmerisourceBergen Corp., 2007 WL 2565709, at *9-10 (Del. Ch.) (emphasis added) (holding that while defendant breached its obligations under the merger to “act in good faith” and “not undertake any actions . . . any purpose of which is to impede the ability of the [Bridge] Stockholders to earn the Earnout Payments” plaintiffs “failed to show that this breach actually caused Bridge to miss its earnout targets”), aff’d, 2008 WL 931670 (Del.).

              There is no causation here. The Duff & Phelps report simply confirms what the banks would have concluded for themselves when they were eventually presented with the updated projections that Hexion was required to deliver to them (or at the latest when and if the banks were presented with a solvency certificate): that the combined company would be insolvent. When the banks exercised their rights under the Commitment Letter to evaluate a solvency certificate/opinion as “reasonably satisfactory” or not, they would have undertaken their own analysis and come to the same conclusion as Duff & Phelps.

              Indeed, Peter Huntsman testified that if Huntsman had received the notice required under Section 5.12(b) a few weeks earlier than June 18, Huntsman would have incurred the same damages only earlier. Peter Huntsman could not think of anything Huntsman would have done differently, in terms of managing and running the business, had it received the notice required under Section 5.12(b) earlier than June 18. Huntsman Dep. 311-14.

              Similarly, it does not matter whether Hexion breached when it provided the banks with the Duff & Phelps report. The Section 5.12(b) notice had already issued, and the lawsuit had already been filed. Nothing would have changed as respects consummation of the Merger except that, had Hexion not provided the banks with the Duff & Phelps report on June 19, the banks would have an additional grounds to resist closing, to wit, breach of Section 4 of the Commitment Letter. Nor does it matter that Hexion did not give notice of its retention of Duff prior to June 18, or that Duff did not communicate directly with Huntsman management. The conclusions would have been the same. Had Huntsman been told of Duff & Phelps’ involvement prior to June 18, the only thing that would have changed is that litigation would have commenced earlier (by Huntsman, in Texas).

In these circumstances, the absence of causation is an independent obstacle to recovery.39

39See, e.g., Anglo Am. Sec. Fund, L.P. v. S.R. Global Int’l Fund, L.P., 2006 WL 1494360, at *3 n.27 (Del. Ch.) (“the damages plaintiffs have alleged were not the result of any breaches of contract by the SR Defendants, even assuming such breaches existed (which I have rejected as a matter of law)”); Frontier Oil v. Holly Corp., 2005 WL 1039027, at *32 (Del. Ch.) (although plaintiff ceased its efforts to complete the merger, and thus breached the Merger Agreement, the defendant had already decided that the terms would need to be renegotiated or they would be forced to choose an exit strategy; since “[u]nder no foreseeable circumstances would [defendant] get the benefit of its bargain. . . . [T]he harms about which [defendant] complains were not

(footnote continued)

D.     The allegations of breach of an implied obligation of good faith and fair dealing are irrelevant and meritless.

                  In the Second Cause of Action, Huntsman also claims that there has been a breach of the implied obligation of good faith and fair dealing. Unlike with respect to the claimed breaches of Sections 5.12 and 5.13, Huntsman does not even seek specific relief with respect to this claimed breach. For good reason: the Merger Agreement excepts from the damages cap knowing and intentional breaches of covenants, not the implied obligation of good faith and fair dealing. Moreover, while Huntsman claims that Hexion’s “actions” were “knowing and intentional and designed to frustrate the purpose of the Merger Agreement, i.e. , consummation of the Merger itself,” Ans. to Am. Compl. ¶ 202, Huntsman does not even allege that Hexion’s breach of the implied obligation of good faith and fair dealing was knowing and intentional.

                In fact, Hexion did not violate the obligation at all. The parties in Sections 7.3 and 8.11 agreed upon a comprehensive scheme for fixing damages at $325 million, except for knowing and intentional breaches of covenants, and similarly constrained specific performance. The implied obligation of good faith and fair dealing in these circumstances should not be read to alter the parties’ obligations set forth in their covenants and their agreed-upon remedies. 40

(footnote continued)
caused by [plaintiff’s] breach.”); Palmer v. Moffat, 2004 WL 397051, at *4 (Del. Super. Ct.) (plaintiff’s contention that he would have profited from the company absent defendants’ breaches “is unsupported” based on the fact that (1) the company’s debt exceed[ed] $1.5 million, (2) even if the company had positive working capital after the sale, the security agreements prohibited distribution, and (3) the company was eventually declared bankrupt; “The bottom line is that plaintiff cannot show that he suffered damages.”).
40See, e.g., In re IAC/Interactive Corp., 948 A.2d at 507 (“If this court were to rely on the implied covenant of good faith and fair dealing Liberty suggests to read in a broad fiduciary obligation, it would undermine the bargain reached by the parties.”); Allied Capital Corp. v. GC-Sun Holdings, L.P., 910 A.2d 1020, 1032 (Del. Ch. 2006) (“implied covenant analysis will only be applied when the contract is truly silent with respect to the matter at hand”); Shenandoah Life Ins. Co. v. Valero Energy Corp., 1988 WL 63491, at *8 (Del. Ch.) (where “a specific, negotiated provision directly treats the subject of the alleged wrong and has been found not to have been violated, it is quite unlikely that a court will find by implication a contractual obligation of a different kind that has been breached”).

II.          HUNTSMAN HAS SUFFERED A “MATERIAL ADVERSE EFFECT.”

    A.      The applicable contract provisions.

              Section 6.2(e) provides that it is a condition to Hexion’s obligations to complete the merger that “there shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.” JX1 at 55.

             Section 3.1(a) (ii) in turn defines a “Company Material Adverse Effect” (“MAE”) as follows:

[MAE] means any occurrence, condition, change, event or effect that is materially adverse to the financial condition, business, or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event shall any of the following constitute a [MAE]: (A) any occurrence, condition, change, event or effect resulting from or relating to changes in general economic or financial market conditions, except in the event, and only to the extent, that such occurrence, condition change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared to other Persons engaged in the chemical industry; (B) any occurrence, condition, change, event or effect that affects the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry prices and regulatory changes affecting the chemical industry generally) except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry. . . . (JX1 at 10)

             A material adverse effect has been defined generally, under the case law, as a circumstance or set of circumstances that is “material when viewed from the longer-term perspective of a reasonable acquiror.” A material adverse event is one that “substantially threaten[s] the overall earnings potential of the target in a durationally-significant manner”; “a short-term hiccup should not suffice.” The event must be “reasonably likely” to be “consequential to the company’s earnings power over a commercially reasonable period.” IBP, 789 A.2d at 67-68 (applying New York law). 41

41See also Frontier Oil, 2005 WL 1039027, at *34 (adopting IBP standard as Delaware law).

            Here, the contractual definition of MAE carves out “any occurrence, condition, change, event or effect that affects the chemical industry generally . . . except in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the chemical industry.” JX1 at 10 (§3.1(a)(ii)). Huntsman’s experts (while claiming not to opine on legal issues 42) opine: (1) that the set of chemical companies included in the benchmark against which disproportionate effect should be assessed should be limited to those with “Huntsman’s specific characteristics”; 43 and (2) that “Huntsman’s performance is not disproportionate if its performance falls within the distribution of performance metrics of other companies in the chemical industry; for example, if its performance is above the 5th percentile or even the 1st percentile.” 44 Both opinions are contrary to the plain construction of Section 3.1(a)(ii) .

            With respect to the first opinion, Section 3.1(a)(ii) expressly provides that Huntsman is to be “compared to other Persons engaged in the chemical industry.” As noted above (at p. 14), Hexion in the negotiations successfully rejected the use of the words “in the same regions and segments as the Company” that Huntsman, through the backdoor of its experts, seeks to have this Court accept. There is thus no need to select a limited set of “comparable” or “peer” companies as Huntsman’s experts have attempted to do, even though Huntsman’s CFO found it an impossible task at deposition (Esplin Dep. 532-35). PX715 at 45-50 (Stern Report); PX717 at 32 (Zmijewski Report). The comparison is against an objective standard for the chemical industry.45

[42]	PX738 at 4 (Zmijewski Rebuttal Report).

[43]	PX717 at 21 (Zmijewski Report); PX715 at 46 (Stern Report).

[44]	PX717 at 21 (Zmijewski Report).

[45]	Stern, defendant’s expert, admitted that the term “chemical industry” is understood to mean the broad array of chemical companies making thousands of products and that his comparables are only a subset of those companies that does not represent the overall chemical industry. Stern Dep. 59-61, 386-89.

         With respect to the second opinion, disproportionality does not only exist when proven to be worse than 99%, 95% or 90% of chemical companies. Disproportionality simply requires a comparison with an average benchmark for “Persons engaged in the chemical industry.” Any other interpretation would override the manifest intention of the parties to provide that the MAE exception not apply “to the extent that” Huntsman’s performance is disproportionate to other chemical companies, not to the extent that it is disproportionate to the lowest percentile or decile chemical company. As will be seen, Huntsman makes these strained arguments because that is the only way to avoid an MAE.

B.     Huntsman has suffered an MAE as defined by the Merger Agreement.

         The evidence will show that what happened to Huntsman has been, and is reasonably likely to continue to be, consequential to its earnings power over a durationally significant period, and is material when viewed from the longer-term perspective of a reasonable ac-quiror. In the words of the MAE clause, there have been changes or developments that “had” and are “reasonably expected to have,” “in the aggregate,” “materially adverse” effects on the “business,” “financial condition” and “results of operations” of Huntsman taken as a whole. Moreover, the exceptions in the MAE clause do not apply, because the decline at Huntsman has been disproportionate “as compared to other Persons engaged in the chemical industry.”

         It is ironic that the Court in IBP based its conclusion that IBP had not suffered an MAE in part on the basis of documents and testimony from Tyson’s investment banker, Merrill Lynch, which “still concluded that a purchase of IBP at $30 [the deal price] was still within the range of fairness and a great long-term value for Tyson.” IBP, 789 A.2d at 70. As Vice Chancellor Strine opined: “The Merrill Lynch analysis casts great doubt on Tyson’s assertion that IBP has suffered a Material Adverse Effect.” Id.

         What does Merrill Lynch say here? Acting for the acquired company (Huntsman), Merrill prepared a “Huntsman Stock Price Bridge Analysis” for the July 1 Huntsman board meeting that shows that there has been a material diminution in Huntsman’s value post-

signing attributable to a reduction in EBITDA and a $1 billion increase in debt. PX782. The document, which was not shown to the Huntsman board at Huntsman’s counsel’s suggestion, shows a loss in value of $12.10 per Huntsman share to “Adjust[] for Increase in Net Debt and Reduced EBITDA” which occurred following signing the Merger Agreement. Id.; PX635. Merrill Lynch attributed a per-share loss of $3.29 to the increase in net debt, and a per-share loss of $8.81 to the reduction in EBITDA. This is more than a 50% decline from the pre-acquisition Huntsman stock price. Thus, the seller’s investment banker has in effect admitted the deal is no longer “fair” from a buyer’s perspective.

            Merrill’s analysis mirrors that of Hexion’s expert, Telly Zachariades, an experienced investment banker who specializes in the chemicals industry. Like Merrill Lynch, Zacha-riades does a “waterfall analysis” which shows that the value of Huntsman post-signing has declined by 48%, from $17.41 to $9.00 per share. PX719 at 79 (Zachariades Report). The three largest components of the overall decline were: Pigments ($2.46 per share), Textile Effects ($2.11 per share), and increase in net debt ($4.15 per share). Id.46 This 48% decline in Huntsman’s valuation compares to an increase in valuation for the chemical industry using two broad-based respected indices, the Bloomberg World Chemical Index (“BBWCI”) and the Chemical Week 75 index (“CW75”). Thus, Zachariades concludes, like Merrill Lynch: “Based on both our valuation analysis, and its actual share price performance, Huntsman’s value deterioration has been materially worse than the chemicals industry as measured by the BBWCI and CW75.” PX719 at 82 (Zachariades Report). 47

46 The total slightly exceeds 100% of the overall decline because other factors enter into the analysis and provide a small positive contribution.
47 This is another instance in which Merrill Lynch’s analysis confirms Zachariades’ analysis. On August 14, Merrill prepared a “Benchmarking Analysis” for Huntsman’s experts which compares Huntsman’s performance on various financial metrics with approximately 50 other companies in the chemical industry. PX728. For half these metrics, Huntsman ranks in the lowest 10%; and for the other half, in the lowest 15%. This is extraordinarily poor performance — on a relative as well as an absolute basis.

             Although the decline in earnings began before this year, Huntsman’s performance in 2008 illustrates the magnitude of the decline. Huntsman’s adjusted EBITDA declined from $484.3 million in the first half of 2007 to $388.2 for the first half of 2008 — a decline of 19.9 percent. JX712 at 2; PX805 at 3 (Zachariades Supp. Report). In contrast, the mean EBITDA increased during the same period comparison for the companies in the BBWCI (+32.7%) and CW75 (+19.9%). PX805 at 3 (Zachariades Supp. Report). Huntsman’s performance is also extremely poor when compared with its own projections: Huntsman missed its own December 2007 estimate for the first half of 2008 by $172.6 million or 31%. Id. at 2. 48

            The decline commenced in the second half of 2007 in which Huntsman made only $429 million of EBITDA, some 22% less than the $552 million of EBITDA for that period that Huntsman had projected in its pre-merger projections. PX719 at 6 (Zachariades Report). Huntsman also substantially underperformed Hexion’s more conservative pre-merger projections during that period: second half of 2007 EBITDA was 17% below Hexion’s pre-signing projections. Id. Because of, among other things, increased interest expense attributable to the increase in Huntsman’s net debt, the decline is even more stark on an EPS basis: Huntsman’s adjusted EPS was 16 cents in the first half of 2008, a decline of around 73% from EPS of 60 cents during the first half of 2007. JX707 at 3. 49

48 Huntsman’s July 2007 projections did not contain a quarterly or half-year forecast for 2008. However, at that time, Huntsman forecast $1,289 million in EBITDA for 2008. PX719 at 6 (Zachariades Report). Actual first half 2008 EBITDA of $388.2 million suggests a full year run rate of $776.4 million, i.e. 40% below Huntsman’s pre-merger projections.
49 In IBP: (1) it was “useful to be mindful that [the acquiror's] publicly expressed reasons for terminating the Merger did not include an assertion that [the company to be acquired] had suffered a Material Adverse Effect” (789 A.2d at 65); (2) the acquiror's “arguments [were] unaccompanied by expert evidence that identifies the diminution” in the “value or earnings potential” of the company to be acquired (id. at 69); and (3) it was “odd to think that a strategic buyer would view a short-term blip in earnings as material, so long as the target’s earnings-generating potential [was] not materially affected by that blip or the blip’s cause” (id. at 67). Here, in contrast: (1) Hexion has consistently relied on MAE; (2) it has adduced expert proof and admissions from Merrill Lynch identifying the substantial diminution in value and earnings potential; and (3) a strategic buyer would not view this as a “blip.”

(footnote continued)

1.      Huntsman’s underperformance is attributable to fundamental problems in two of Huntsman’s divisions: Pigments and Textile Effects.

          The evidence at trial will show that Huntsman’s poor performance is due largely to the impairment of its Pigments and Textile Effects divisions, the extent of which is detailed above. This decline in performance is durationally significant: it already has been more than a short-term hiccup, and it will continue for some time — owing to fundamental problems with Huntsman’s business.

          A fundamental problem at Pigments, for example, is that it relies primarily on the sulfate process to make titanium dioxide to a far greater extent than its global competitors, which mainly rely on the chloride process. Prices of sulfuric acid, the key chemical used in the sulfate process, have tripled in Europe over the past 12 months and are expected to rise even further and remain at extremely high levels, at least through 2009. PX719 at 39 (Zachariades Report). A fundamental cause of the increase in sulfur prices is secular, not cyclical: living standards in the developing world have increased the demand for sulfur for agricultural purposes.

          As Zachariades concludes, “fundamental structural disadvantages exist for Huntsman which will make it extremely difficult for its [Pigments] business to recover at the same rate as its competitors.” Id. Huntsman’s expert, Stern, does not disagree that Huntsman is disadvantaged at this time as a result of the structure of its business — the most he is willing to say is that Huntsman’s disadvantage should revert in two to three years, although he admitted

(footnote continued)

In addition, in IBP there were no specific exclusions that “cover[ed] declines in the overall economy or the relevant industry sector,” and the Court thus lacked guidance from the text of the MAE clause as to how to address cyclicality. Id. at 65-66 (finding “application of those words is dauntingly complex”). In contrast, Section 3(a)(ii) has been highly negotiated, and exempts from an MAE cyclical effects “affecting the chemical industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the chemical industry generally)” except “in the event, and only to the extent, that such occurrence, condition, change, event or effect has had a disproportionate effect on [Huntsman], taken as a whole, as compared to other Person engaged in the chemical industry.” In short, whether effects are cyclical is contractually irrelevant if and to the extent that Huntsman is disproportionately affected “as compared to other Person engaged in the chemical industry.”

that he had not done the work necessary to be certain even of that assessment. Stern Dep. 207-08, 226, 231-33. But two to three years is durationally significant under IBP.

          The problems at Textile Effects are also durationally significant. Huntsman’s multiple attempts to restructure this business have all failed. This business is based in Europe and, for historical reasons, operates in high-cost areas such as Switzerland. The result is that Huntsman has been unable to cope with increasing competition from low-cost Asian producers. PX740 at 11-12 (Zachariades Rebuttal Report). Huntsman’s expert, Stern, recognized that Huntsman needs to relocate successfully to Asia in order to compete. But he specifically disclaims offering any opinion on whether it can successfully do so, let alone at what cost. Stern Dep. 300-01, 313-14.

2.      The increase in Huntsman’s debt has also contributed to the MAE in its business.

     The increase in Huntsman’s net debt also must be considered as part of an assessment of materiality. While Huntsman attempts to mask the issue as simply a de minimis increase in total net debt (Resnick calculates it as 2.3%), that calculation ignores that post-signing Huntsman received $794 million in cash proceeds from divestitures that were to have been used to repay debt. The assets were sold along with their revenue-generating capacity. An apples-to-apples comparison (adjusting to eliminate the divestiture proceeds) would show an increase in net debt of 32%. PX739 at 5 (Wisler Rebuttal Report). As Merrill Lynch’s stock price bridge analysis shows, this effective increase in net debt has materially adversely affected valuation already, by itself — $3.29 per share. Certainly, in the “aggregate,” the various developments at Huntsman have had or are reasonably expected to have, a material adverse effect. In fact, both are true.

3.      Huntsman’s attempts to explain away the deterioration in its business cannot be squared with the evidence that will be adduced at trial.

         Huntsman has offered a number of arguments in its attempt to explain away the fact that on Merrill’s analysis, approximately one-half of the equity value of the company has evaporated in the past year. Huntsman’s first claim has been that the Pigments and Textile Effects are smaller than Huntsman’s other three divisions, and that the “crown jewel,” its Polyure-thanes business, has performed relatively well. The evidence at trial will show that the Polyure-thanes business has its own problems. But putting that aside, it is undeniable that the severe underperformance of the Pigments and Textile Effects divisions, together, have had a material adverse impact on the value of the company as a whole.

            Analysts have substantially reduced their 2008 EBITDA estimates for Huntsman and agree that Huntsman’s outlook for 2009 is significantly worse than at signing: Thomson mean research analyst estimates for 2009 EBITDA have been reduced 30% since July 2007. PX805 at 5 (Zachariades Supp. Report). Even Huntsman concedes that its prospects for the rest of 2008 and for 2009 have significantly deteriorated: Huntsman has brought its 2008 EBITDA estimate down by some $435 million, or 34%, from its June 2007 forecasts. Huntsman’s unrealistic projection of $1.120 billion EBITDA in 2009 is still 21% less than its pre-signing estimate of $1.414 billion for that year. Compare JX669 at 4, with PX86 at 3.

            In an attempt to bring itself within IBP, Huntsman also has argued that the Pigments and Textile Effects businesses are “non-core” to the combined company and that because Hexion had an interest in divesting both the divisions means that the decline in the value of the divisions can be ignored. The claim is meritless. The Pigments and Textile Effects divisions do not remotely compare to the canapé making subsidiary that was responsible for a one time write-off at IBP. See IBP, 789 A.2d at 70. Huntsman projected Pigments to generate 14% of Huntsman’s EBITDA in 2008 and 12% of its EBITDA in 2009. PX86 at 3. Huntsman projected Textile Effects to generate 11% of Huntsman’s EBITDA in 2008 and 12% of its EBITDA in 2009. Id. Hexion, as a reasonable acquiror, was entitled to assign value to Pigments and Textile Effects whether it chose to keep the segments or put them up for sale. A division that achieves minimal

EBITDA is worth substantially less whether held or sold. Certainly, Pigments and Textile Effects cannot be excluded from the MAE analysis. 50

               Finally, Huntsman relies on the fact that it did not provide a contractual warranty of its projections. In IBP, this Court decided the MAE claim by looking, in part, at projected financial results, despite the lack of any “promise[ ] or guarantee” of the projections. IBP, 789 A.2d at 35, 69-72. 51 The Court may consider, as an evidentiary matter, projections in assessing whether there has been, or certainly is “reasonably expected” to be, a material adverse effect from the perspective of a reasonable acquiror. Failure to meet projections and downward revisions to projections are important indications of the expected future “earnings power” of a company and other issues related to an MAE, including durational significance. The absence of an express warranty of such projections is irrelevant. Huntsman recognizes this by having its experts rely on its own projections. JX713 at 4 (Resnick Report); PX715 at 67 (Stern Report).

III.        THE TERMINATION DATE UNDER THE MERGER AGREEMENT WAS JULY 4, 2008, AND WILL NOT BE OCTOBER 2, 2008.

              Section 7.1(b)(ii) permitted Huntsman to extend the Termination Date of the Merger Agreement from July 4 to October 2, 2008 if (but only if): “the Board of Directors of [Huntsman] determines in good faith (after consultation with [Hexion]), that there exists at such time an objectively reasonable probability of both (A) the condition set forth in the first sentence of Section 6.1(b) being met [relating primarily to obtaining antitrust approval] and (B) the consummation of the Merger occurring within such subsequent 90 day period” ending October 2. JX1 at 56 (emphasis added). While Huntsman at one time argued that the “sole focus of Section 7.1(b)((ii)” is “the antitrust issue,” and thus that Huntsman had no obligation to make any deter-

50 The internal memos at Apollo show that plaintiffs expected that in any post-closing deal there would be minimal or no “value leakage,” i.e., Pigments might be sold, but the sale would be at a healthy multiple and the price received would approximately equal the price paid. PX144 at 15.
51 See also Frontier Oil, 2005 WL 1039027, at *36-38 (Del. Ch.) (analyzing future costs of litigation estimates in evaluating MAE claim).

mination relating to solvency at all, the claim flies in the face of the plain language of Section 7.1(b)(ii), and would render Clause B a nullity.

          The evidence at trial will be overwhelming that the Huntsman board did not have a good faith basis for making a determination that there was an “objectively reasonable probability” that a “reasonably satisfactory” solvency certificate/opinion could be delivered to the banks. The board received no expert advice on solvency. Indeed, one of Huntsman’s directors was told by Merrill Lynch that Merrill would be giving the board an opinion. See Shoemaker Dep. 219-20. But instead of delivering an opinion, Merrill disclaimed being a solvency expert. Ramsey Dep. 118-19, 198-99, 206.

          The board was thus left to rely on management. But management’s advice did not provide the required good faith, objectively reasonably basis for any determination by the board. Not a scrap of paper was given to the board. Management did not provide the board with even the most basic information: a copy of the Duff & Phelps opinion and its underlying analysis. Evans Dep. 195-96; PX673 at 3. If the testimony is to be believed, the only work management had done on solvency was thrown together in a matter of hours before the July 1 meeting. Heskett Dep. 203-04; Douglas Dep. 82, 102; Esplin Dep. 642-43. Even that was not given to the board for the obvious reason that it would have shown insolvency, something that Huntsman’s expert Resnick admitted at deposition. Resnick Dep. 204-06.

          Esplin did not tell the board that his analysis showed a $53 million funding gap or that the combined company would be down to just $10 million of liquidity in the first quarter of 2009. Esplin Dep. 609. Instead, management gave the board an oral presentation that did not comport with its actual findings, asserting without providing a basis that “the insolvency, funding gap and MAE claims of Apollo and Hexion could be reasonably refuted” and that “a third party solvency opinion could be obtained.” PX673 at 3. Peter Huntsman “commented on various strategic benefits to an extension.” Id. Those “various strategic benefits” were the real reason for the board’s action, and in any event, not a basis for making the determination which the

Merger Agreement requires. The board simply was not in a position to make, and did not make, a good faith determination of an objectively reasonable probability the Financing or the merger would be consummated. As a result, the Merger Agreement should be deemed to have been terminable as of July 4.

Conclusion

                   Huntsman took a risk when it opted for the higher price of the Hexion deal that there would be an MAE and/or a financing failure. Both have happened. Hexion will have to live with the fact that it is out $176 million for a well-intentioned venture that failed. But it owes Huntsman nothing.

Dated: September 2, 2008

POTTER ANDERSON & CORROON LLP

OF COUNSEL:	By: /s/ Stephen C. Norman
Donald J. Wolfe, Jr. (No. 285)
Peter C. Hein	Stephen C. Norman (No. 2686)
Paul K. Rowe	Kevin R. Shannon (No. 3137)
Marc Wolinsky	Bradley W. Voss (No. 4318)
David Gruenstein	Abigail M. LeGrow (No. 4673)
Douglas K. Mayer	Berton W. Ashman, Jr. (No. 4681)
Stephen R. DiPrima	Ryan W. Browning (No. 4989)
Elaine P. Golin	Hercules Plaza, 6th Floor
WACHTELL, LIPTON, ROSEN & KATZ	1313 N. Market Street
51 West 52nd Street	Wilmington, Delaware 19801
New York, New York 10019	(302) 984-6000
(212) 403-1000
Attorneys for Plaintiffs-Counterclaim Defendants

Vineet Bhatia
SUSMAN GODFREY LLP
Suite 5100
1000 Louisiana
Houston, Texas 77002
(713) 651-9366

Keith A. Call
SNOW CHRISTENSEN & MARTINEAU
10 Exchange Place
Salt Lake City, Utah 84111
(801) 521-9000
880824

CERTIFICATE OF SERVICE

I hereby certify that on September 2, 2008, a copy of foregoing document was served in the manner indicated upon the following counsel of record:

By LexisNexis File & Serve

Bruce L. Silverstein
Connie B. Flinn
Rolin P. Bissell
Christian Douglas Wright
Kathaleen McCormick
Tammy L. Mercer
Richard J. Thomas
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, DE 19801

Sean T. O’Kelly
Cross & Simon, LLC
913 North Market Street, 11th Floor
Wilmington, DE 19899-1380

/s/Berton W. Ashman, Jr.
Berton W. Ashman, Jr. (No. 4681)

CERTIFICATE OF SERVICE

I hereby certify that on September 5, 2008, a copy of foregoing document was served in the manner indicated upon the following counsel of record:

By LexisNexis File & Serve

Bruce L. Silverstein
Connie B. Flinn
Rolin P. Bissell
Christian Douglas Wright
Kathaleen McCormick
Tammy L. Mercer
Richard J. Thomas
The Brandywine Building
1000 West Street, 17th Floor
Wilmington, DE 19801

Sean T. O’Kelly
Cross & Simon, LLC
913 North Market Street, 11th Floor
Wilmington, DE 19899-1380

/s/Berton W. Ashman, Jr.
Berton W. Ashman, Jr. (No. 4681)

Exhibit A

Sources: PX140; PX799; PX780; PX798; PX439; PX746 Note: Projections adjusted for Basell termination fee

Exhibit B

Sources: PX90; PX339; PX348; PX386; PX411; PX466; PX667 Note: EBITDA adjusted for FX from March to July 2008

Exhibit C

Exhibit D

Exhibit E

Source: PX739 at 43 fig.4.3 -9 (Wisler Rebuttal Report)